     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                           CIPHERGEN BIOSYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              8731                            33-059-5156
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                              490 SAN ANTONIO ROAD
                              PALO ALTO, CA 94306
                                 (650) 496-3770
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                             WILLIAM E. RICH, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CIPHERGEN BIOSYSTEMS, INC.
                              490 SAN ANTONIO ROAD
                              PALO ALTO, CA 94306
                                 (650) 496-3770

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        MICHAEL J. O'DONNELL, ESQ.                           NORA L. GIBSON, ESQ.
         RICHARD L. PICHENY, ESQ.                      BROBECK, PHLEGER & HARRISON LLP
     WILSON SONSINI GOODRICH & ROSATI                         SPEAR STREET TOWER
         PROFESSIONAL CORPORATION                                 ONE MARKET
            650 PAGE MILL ROAD                             SAN FRANCISCO, CA 94105
           PALO ALTO, CA 94304                                  (415) 442-0900
              (650) 493-9300

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
                                                             AGGREGATE OFFERING PRICE             AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              PER SHARE(1)                REGISTRATION FEE
Common Stock $0.001 par value............................          $86,250,000                    $22,770.00

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 20, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                         SHARES

                                [CIPHERGEN LOGO]

                                  COMMON STOCK

    This is an initial public offering of shares of common stock of Ciphergen Biosystems, Inc. Ciphergen expects that the initial public offering price will
be between $       and $       per share.

    We have applied for approval for trading and quotation of our common stock on the Nasdaq National Market under the symbol "CIPH."

    OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                           PER
                                                           SHARE         TOTAL
Public offering price....................................   $             $
Underwriting discounts and commissions...................   $             $
Proceeds, before expenses, to Ciphergen..................   $             $

    The underwriters may also purchase up to an additional        shares of
common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

    The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

                             ---------------------
SG COWEN
                  ING BARINGS
                                    WARBURG DILLON READ LLC

             , 2000

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................      4
Risk Factors...........................      8
Special Note Regarding Forward-Looking
  Statements...........................     17
Use of Proceeds........................     18
Dividend Policy........................     18
Capitalization.........................     19
Dilution...............................     20
Selected Consolidated Financial Data...     21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     22
Business...............................     27

                                           PAGE
                                         --------
Management.............................     36
Certain Transactions...................     43
Principal Stockholders.................     47
Description of Capital Stock...........     50
Shares Eligible for Future Sale........     53
Underwriting...........................     55
Legal Matters..........................     58
Experts................................     58
Where You Can Find Additional
  Information..........................     58
Index to Consolidated Financial
  Statements...........................    F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "CIPHERGEN BIOSYSTEMS," "CIPHERGEN," "WE," "US" AND "OUR" REFER TO CIPHERGEN BIOSYSTEMS, INC., A DELAWARE CORPORATION.

                            ------------------------

    UNTIL             , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    CIPHERGEN AND PROTEINCHIP ARE U.S. REGISTERED TRADEMARKS OF CIPHERGEN BIOSYSTEMS, INC. IN ADDITION, CIPHERGEN HAS FILED FOR TRADEMARK REGISTRATION OF SELDI, THE CIPHERGEN LOGO AND BIOMARKER DISCOVERY CENTER. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS AND TRADENAMES OF OTHER PARTIES.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8. UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS
PROSPECTUS HAS NOT BEEN ADJUSTED TO REFLECT A  -FOR-   REVERSE STOCK SPLIT THAT
WILL BE EFFECTED PRIOR TO CONSUMMATION OF THIS OFFERING AND ASSUMES (1) THE
CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO       SHARES OF
COMMON STOCK UPON THE CLOSING OF THIS OFFERING AND (2) NO EXERCISE BY THE UNDERWRITERS OF THE OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    Ciphergen Biosystems, Inc. develops, manufactures and markets a proprietary ProteinChip System that enables protein discovery, characterization and assay development to provide a better understanding of biological functions at the protein level. Our ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. While recent technological advances in DNA tools have substantially changed the field of genomics, the absence of enabling protein analysis tools has limited progress in proteomics research. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring of disease progression and the therapeutic effects of drugs. We believe proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease. In May 1999, we commercially launched our current ProteinChip System, Series PBS II.

    Our ProteinChip System integrates the key steps of proteomics research on a single, miniaturized biochip platform. Our ProteinChip System consists of three components: disposable ProteinChip Arrays, a ProteinChip Reader and ProteinChip Software. The ProteinChip System incorporates our proprietary Surface-Enhanced Laser Desorption/Ionization, or SELDI, technology on a disposable chip. This allows proteins to be captured, separated and quantitatively analyzed directly from crude biological materials, such as whole blood, tissue and saliva, with minimal sample preparation. Our ProteinChip System allows rapid, differential protein expression and quantitative protein interaction analysis. Our SELDI technology provides signal-to-noise enhancement of proteins through chemical noise reduction. In addition, SELDI enables on-chip, secondary processing of proteins, including purification, sequencing, characterization and quantitative protein interaction analysis, and laser-based molecular weight detection.

    We believe our ProteinChip System is an enabling technology that will accelerate proteomics research. Our ProteinChip System can be used in the following areas:

    - differential protein expression;

    - protein characterization; and

    - quantitative assay of proteins and protein interactions.

    The entire genetic content of any organism, known as its genome, is encoded in strands of DNA. Cells carry out their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. This process is known as gene expression or protein expression. Differences in living organisms result from variability in their genome, which can affect the levels of gene expression. The type of cell determines which genes are expressed and the amount and type of a particular protein produced. Proteins play a crucial role in virtually all biological processes, including transportation and storage of energy, immune protection, generation and transmission of nerve impulses and control of cell growth.

    Diseases may be caused by a mutation of a gene that alters a protein, alters the gene's level of protein expression or by changes to the protein after gene expression. Indicators of these types of protein changes, known as protein biomarkers, may be used to identify disease progression prior to the appearance of physical symptoms. In addition, protein biomarkers can be used to monitor disease treatment and identify new disease pathways to be used as drug targets.

    We believe our ProteinChip System facilitates proteomics research in the following markets:

    - basic biology research;

    - clinical research and diagnostics; and

    - pharmaceutical research and development.

    We are establishing Biomarker Discovery Centers directly and through partnerships to foster adoption of our products and technology as an industry standard. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in pharmaceutical drug discovery, toxicology and clinical trials, and in clinical research and diagnostic laboratories. We intend to obtain certain commercial rights related to biomarkers discovered in our Biomarker Discovery Centers. Currently, we have leased facilities for our Biomarker Discovery Centers in Copenhagen, Denmark and Fremont, California.

    We intend to establish our ProteinChip System as the enabling technology platform for protein biomarker discovery and proteomics research in the basic biology research, drug discovery and development and clinical research and diagnostic markets. Key elements of our strategy are to:

    - accelerate awareness and acceptance of our ProteinChip System;

    - expand product development and innovation;

    - establish Biomarker Discovery Centers; and

    - expand our intellectual property portfolio.

    Our principal executive offices are located at 490 San Antonio Road, Palo Alto, CA 94306 and our telephone number is (650) 496-3770. Our corporate web site is www.ciphergen.com. The reference to our web address does not constitute incorporation by reference of the information contained at that site. The information found on our site is not part of this prospectus and should not be relied upon when making a decision to invest in our common stock. We were incorporated in California in December 1993 and reincorporated in Delaware in
            , 2000.

                                  THE OFFERING

Common stock we are offering.........................  shares

Common stock to be outstanding after this offering...  shares

Underwriters' over-allotment option..................  shares

Use of proceeds......................................  We intend to use the net proceeds for research and development activities, including
                                                       establishment of Biomarker Discovery Centers,
                                                       expansion of facilities and expansion of sales
                                                       and marketing capabilities, and for general
                                                       corporate purposes, including working capital.
                                                       See "Use of Proceeds."

Proposed Nasdaq National Market symbol...............  CIPH

    The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding on March 15, 2000. This number:

    - includes 16,467,257 shares of our currently outstanding common stock;

    - includes the conversion of all outstanding shares of series A, B, C, D and E preferred stock into an aggregate of 29,570,551 shares of common stock, which will automatically occur at the closing of this offering;

    - includes warrants to purchase 390,000 shares of preferred stock at a weighted average exercise price of $1.42 per share, which warrants will expire at the closing of this offering;

    - excludes 2,571,136 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plan at a weighted average exercise price of $1.12 per share;

    - excludes 1,463,123 shares of common stock reserved for future grant under our stock option plans;

    - excludes 280,590 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.00 per share; and

    - excludes 550,000 shares of common stock issuable to Stanford Research Systems, Inc. upon possible achievement of certain product development milestones under a product development agreement dated February 2, 1995.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary historical financial data has been derived from our audited financial information and sets forth summary consolidated financial data of our business. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See note 1 to our consolidated financial statements for information regarding computation of net loss per share and pro forma net loss per share.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $ 1,283    $ 2,933    $ 5,010
Loss from operations........................................   (6,583)    (8,167)    (7,625)
Net loss....................................................  $(6,809)   $(8,310)   $(7,681)
                                                              =======    =======    =======
Net loss per share:
  Basic and diluted.........................................  $ (1.01)   $ (0.72)   $ (0.52)
  Shares used in computing net loss per share, basic and
    diluted.................................................    6,749     11,558     14,877
Pro forma net loss per share:
  Basic and diluted.........................................                        $ (0.23)
  Shares used in computing net loss per share, basic and
    diluted (pro forma).....................................                         33,939

    The following table contains a summary of our consolidated balance sheet at December 31, 1999:

    - on an actual basis;

    - on a pro forma basis including the issuance of Series E preferred stock in March 2000; and

    - on a pro forma, as adjusted basis, to reflect the conversion of all outstanding shares of preferred stock into 29,532,151 shares of common stock effective upon the closing of this offering and the sale of shares of common stock offered hereby at an assumed initial public
      offering price per share of $      after deducting estimated underwriting
      discounts, commissions and offering expenses.

                                                                       DECEMBER 31, 1999
                                                              -----------------------------------
                                                                                      PRO FORMA,
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
                                                                                (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   2,799   $ 29,748
Working capital.............................................      1,533     28,482
Total assets................................................      6,147     33,096
Long-term debt and capital lease obligations, net of current
  portion...................................................        483        483
Convertible preferred stock.................................     25,339     52,288
Total stockholders' equity (deficit)........................    (23,280)   (23,280)

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.

                   RISKS RELATED TO OUR COMPANY AND BUSINESS

WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT AND COMMERCIALIZATION AND IF WE FAIL TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, OUR REVENUE WILL NOT INCREASE AND WE WILL NOT ACHIEVE PROFITABILITY.

    We were founded in December 1993, and our technologies are still in the early stages of development. We have recently begun full commercialization of our products. Our success will depend on our ability to continue to develop and expand commercial sales of our ProteinChip System, including our ProteinChip Arrays. Our ProteinChip System may not achieve market acceptance. In addition, our ProteinChip System may be difficult or uneconomical to produce, fail to achieve expected performance levels, have a price that is unacceptable to the industry or be precluded from commercialization by the proprietary rights of others. We may not be able to successfully develop, manufacture and market our ProteinChip System or any other products on a timely basis, achieve anticipated performance levels, gain industry acceptance of such products or develop a profitable business.

OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE AND USE OF OUR PRODUCTS, WHICH MAY NOT BE COMMERCIALLY VIABLE.

    We introduced our second generation ProteinChip System, Series PBS II, and second generation ProteinChip Arrays in May 1999. Because our products have been in operation for a limited period of time, the accuracy and utility of our products have not been fully established. The commercial success of our ProteinChip System will depend upon its accuracy, utility and market acceptance by researchers in pharmaceutical and biotechnology companies, academic and government research centers and clinical reference laboratories, which are our targeted markets. Accordingly, any of the following events may occur, each of which would seriously undermine market acceptance of our products and damage our ability to become profitable:

    - the accuracy of our ProteinChip System in providing commercially useful protein information may not be equal to or better than current technologies;

    - advanced protein analysis techniques could be discovered that obviate the need for our ProteinChip Arrays;

    - manufacturing problems or marketing difficulties may limit or harm the distribution of our ProteinChip Arrays to our targeted markets;

    - limitations in funding for commercial, academic and government research organizations that are the potential customers for our ProteinChip System and ProteinChip Arrays and cost containment pressures for biomedical research may limit the price we may be able to charge customers for our products;

    - our failure to place and service sufficient quantities of our ProteinChip System and ensuring that technicians have adequate training to use our ProteinChip System or interpret the results generated by our ProteinChip System may limit acceptance and use of our products;

    - our inability to provide our customers with software that enables the integration and analysis of large volumes of data may limit acceptance and use of our products; and

    - our ProteinChip Arrays or our ProteinChip System may experience operational difficulties.

    Because of these and other factors, our products may not be commercially viable and may not gain market acceptance.

WE HAVE A HISTORY OF NET LOSSES, WE EXPECT TO CONTINUE TO INCUR NET LOSSES IN THE FORESEEABLE FUTURE, AND MAY NEVER ACHIEVE PROFITABILITY.

    From our inception in December 1993 through December 31, 1999, we have generated cumulative revenue of approximately $9.6 million and have incurred net losses of approximately $29.3 million. We have experienced significant operating losses each year since our inception and expect these losses to continue for the next several years. For example, we experienced net losses of approximately
$6.8 million in 1997, $8.3 million in 1998 and $7.7 million in 1999. Our losses have resulted principally from costs incurred in research and development, sales and marketing, and general and administrative costs associated with our operations. These costs have exceeded our interest income and revenue, which, to date, have been generated principally from product sales. We expect to incur additional operating losses and these losses may be substantial as a result of increases in expenses for manufacturing, marketing and sales capabilities, research and product development and general and administrative costs. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our ability to manage the transition to a commercially successful company will depend upon many factors, including our ability to:

    - develop our marketing capabilities;

    - establish sales and distribution capabilities;

    - educate our targeted markets as to the applications for and utility of our ProteinChip System;

    - develop products that are accepted by the marketplace;

    - create a product mix that is appealing to customers in our targeted markets;

    - hire and retain qualified personnel;

    - establish a commercial scale manufacturing capability for our ProteinChip Arrays and consistently achieve acceptable yields;

    - cost-effectively procure components of our ProteinChip System;

    - avoid infringing on the intellectual property rights of others; and

    - enforce our intellectual property rights against others.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND MAY BE SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Our results of operations historically have fluctuated on an annual and quarterly basis, and we expect this trend to continue. Operating results can fluctuate as a result of a number of factors, including:

    - the commencement, delay or cancellation of purchase orders;

    - seasonal slowdowns;

    - the timing of start-up expenses for new products and facilities;

    - the timing and integration of acquisitions;

    - costs incurred in developing and testing our products and product enhancements;

    - costs incurred in anticipation of future sales, such as inventory purchases, expansion of manufacturing facilities, or establishment of international sales offices;

    - competitive changes, such as price changes or new product introductions that we or our competitors may make;

    - budget cycles of our customers; and

    - the timing of government appropriations to our customers.

    We believe that period-to-period comparisons of our historical and future results will not necessarily be meaningful, and that investors should not rely on them as an indication of future performance. To the extent we experience the factors described above, our future operating results may not meet the expectations of securities analysts or investors from time to time, which may cause the market price of our common stock to decline.

WE HAVE LIMITED SALES, MARKETING AND TECHNICAL SUPPORT EXPERIENCE, WHICH MAY HURT SALES OF OUR PRODUCTS.

    We are currently engaged in full commercialization of our products, and have a limited direct sales, marketing and technical support organization. Our failure to further develop our sales, marketing and technical support capabilities would hurt sales of our products. Our existing organization and relationships may not be sufficient to achieve successful commercialization of our products and we may be required to expand our organization and enter into additional collaboration or distribution arrangements to commercialize our products both inside and outside the United States. We may not be able to establish a sufficient sales, marketing or technical support organization, or establish additional collaboration or distribution arrangements to sell, market and service our products.

WE HAVE EXPANDED RAPIDLY AND OUR FAILURE TO MANAGE GROWTH COULD DAMAGE OUR ABILITY TO INCREASE REVENUE AND BECOME PROFITABLE.

    We are rapidly and significantly expanding our operations, which is placing a significant strain on our financial, managerial and operational resources. For example, we are planning to relocate our corporate headquarters during 2000. This relocation could divert management attention or otherwise disrupt our operations. In order to achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities and resources. Moreover, we will need to increase staffing and effectively train, motivate and retain our employees. Our failure to manage our growth effectively could damage our ability to increase revenue and become profitable.

IF WE DON'T INCREASE OUR LIMITED MANUFACTURING CAPACITY AND IF WE CONTINUE TO EXPERIENCE VARIABILITY IN MANUFACTURING YIELDS, WE WILL NOT BE ABLE TO MEET ANTICIPATED DEMANDS FOR OUR PROTEINCHIP ARRAY PRODUCTS.

    We are currently manufacturing limited quantities of our ProteinChip Arrays for internal and collaborative purposes and for sale to the research market. We currently have one manufacturing facility located in Palo Alto, California. The actual number of ProteinChip Arrays we are able to sell or use depends in part on the utilization of the capacity at this facility and the yield of our ProteinChip Arrays that pass quality control testing. We may experience difficulties in meeting anticipated customer and internal demand for our ProteinChip Array products. Our inability to deliver products in a timely manner could seriously harm our relationships with our customers and our revenue will not increase and we will not become profitable.

WE HAVE A LIMITED HISTORY IN MANUFACTURING OUR PRODUCTS AND WE MAY ENCOUNTER MANUFACTURING AND QUALITY CONTROL PROBLEMS AS WE INCREASE OUR EFFORTS.

    Some aspects of our manufacturing processes may not be easily scalable to allow for production of our ProteinChip Arrays or ProteinChip Readers in larger volumes. As a result, manufacturing and quality control problems may arise as we increase our level of production. We may not be able to increase our manufacturing capacity in a timely and cost-effective manner. If we are unable to consistently manufacture our ProteinChip Arrays and ProteinChip Readers on a timely basis because of these or other factors, we will not be able to meet anticipated demand or become profitable.

OUR QUALITY CONTROL PROCEDURES MAY NOT BE SUFFICIENT TO ENSURE PROPER PERFORMANCE OF OUR PRODUCTS.

    Our ProteinChip System is a complex set of products, which are produced in a complicated manufacturing process. As part of the ProteinChip Array manufacturing process, we test only selected ProteinChip Arrays from each lot against a number of performance criteria. We therefore rely on limited internal quality control procedures to verify the correct completion of the manufacturing process. It is possible that ProteinChip Arrays that do not meet all of our performance specifications may not be identified before they are shipped. We also assemble our ProteinChip Readers. Due to the complexity of and our limited experience in manufacturing of these products, we may experience technical problems as our ProteinChip System is placed into operation. If we are unable to consistently deliver products to our customers that meet their performance expectations, demand for our products will decline and we will not be able to achieve or sustain profitability.

IF WE ARE UNABLE TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES, SALES OF OUR PROTEINCHIP ARRAY PRODUCTS WILL DECREASE.

    The analytical tools used by researchers in pharmaceutical and biotechnology companies, academic and government research centers and clinical research laboratories are characterized by rapid technological change and frequent new product introductions. Our future success will depend on our ability to enhance our current and planned products and to develop and introduce, on a timely basis, new products that address the evolving needs of our customers. If we are unable to develop the necessary enhancements to our technology to compete successfully with newly emerging technologies, our sales will decrease and we will continue to incur losses.

WE FACE INTENSE COMPETITION IN OUR CURRENT AND POTENTIAL MARKETS AND IF WE ARE UNABLE TO EFFECTIVELY COMPETE, OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE AND MAY FAIL TO CAPTURE MARKET SHARE.

    Competition in our existing and potential markets is intense and is expected to increase. Currently, our principal competition comes from existing technologies that are used to perform many of the same functions for which we market our ProteinChip System. In order to compete against existing and newly developed technologies and maintain pricing and gross margins, we will need to be successful in asserting our intellectual property rights and in demonstrating to potential customers that our ProteinChip System provides improved performance and utility over existing methods.

    The major competitive technologies to our ProteinChip System are liquid chromatography-mass spectrometry and 2D-gel electrophoresis-mass spectrometry. In the life science research market, protein research tools are currently provided by companies such as the Applied Biosystems division of PE
Biosystems, Inc., Amersham Pharmacia Biotech, Boehringer-Mannheim, Qiagen and several smaller reagent and equipment companies. Several other companies also provide products and services, some of which may be competitive with ours. Additionally, our potential customers may internally develop competing technologies. If we fail to compete effectively with these technologies and products, and technologies and products under development, our products may not achieve market acceptance and our sales may not increase.

OUR ABILITY TO PROTECT OUR TECHNOLOGY AND PROPRIETARY RIGHTS IS LIMITED, WHICH MAY HARM OUR COMPETITIVENESS.

    Our commercial success depends in part on our ability to maintain the proprietary nature of our technology, products and processes. We rely on a combination of patents, trademarks and trade secrets to protect our technology. We acquired our core SELDI technology, which was originally developed at the Baylor College of Medicine, pursuant to royalty bearing sublicenses. If we fail to maintain licensing rights to this technology, it could harm our competitiveness. Our rights under these sublicenses are set forth in agreements between Molecular Analytical Systems, Inc., the exclusive licensee of the Baylor patents, and our subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. We have received a letter from Molecular Analytical Systems expressing non-specific concerns that we are using the licensed technology in a manner that it claims exceeds the scope of the sublicense grants. Molecular Analytical Systems makes a further non-specific claim that we are misrepresenting the scope of our rights to third parties. We also have patent applications directed to subsequent technological improvements and applications of SELDI technology. Our proprietary technology may not give us a competitive advantage in the market. Our patent applications may not result in additional issued U.S. patents and any issued patents for our technology may be held invalid or unenforceable by a court of law.

    We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside of us. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

THE COSTS OF ENFORCING OUR PROPRIETARY RIGHTS MAY BE EXPENSIVE AND RESULT IN INCREASED LOSSES.

    The patent positions of pharmaceutical and biotechnology companies are generally uncertain and involve complex legal and factual questions. Disputes with respect to the ownership of our intellectual property rights may arise. We cannot be sure that others will not design around our patented technology or that they will not infringe our patented technology. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. Our patents may be challenged and held invalid or unenforceable by a court of law. Lawsuits that we bring against alleged infringers of our proprietary technology may not be decided in our favor.

    Other parties may now possess or may in the future possess proprietary technology that competes with our technology or that covers aspects of our products or processes. We are aware of third parties whose business involves the use of mass spectrometry for the analysis of biological macromolecules. Certain of these parties have issued patents or pending patent applications on technology which, if practiced, might infringe our issued patents or interfere with our pending patent applications. We may be subject to legal proceedings to determine rights to any disputed technology, or may incur substantial expenditures enforcing our proprietary rights against alleged infringers.

    Our success also depends on avoiding infringing on the proprietary technologies of others. Further licenses may become necessary for us to use our technology and such licenses may not be available on commercially reasonable terms, if at all. We may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another's proprietary technology. Any such lawsuit may not be decided in our favor, and if we are found liable, we may be subject to monetary damages or injunction.

WE RELY ON THIRD-PARTY SUPPLIERS FOR MANY COMPONENTS OF OUR PROTEINCHIP SYSTEM AND ANY FAILURE TO OBTAIN COMPONENTS COULD HARM OUR ABILITY TO ASSEMBLE AND MANUFACTURE OUR PRODUCTS.

    We depend on several suppliers for the necessary materials and components required to assemble our products. If we are unable to procure the necessary materials and components from our current vendors, we will have to arrange new sources of supply and our materials and components shipments could be delayed, harming our ability to assemble and manufacture our ProteinChip Reader and ProteinChip Arrays, and may harm our ability to sustain or increase revenue.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN.

    We currently anticipate that the net proceeds of this offering will be sufficient to meet our anticipated financial needs for at least the next two years. However, we may need to raise additional capital sooner in order to maintain our operations, fund manufacturing and expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities or unanticipated requirements. We may be required to raise additional capital through a variety of sources, including the public equity market, private financings, collaborative arrangements and debt. If additional capital is raised through the issuance of equity or securities convertible into equity, our stockholders may experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of the common stock. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully execute our business plan.

REDUCTIONS IN GOVERNMENT FUNDING OF RESEARCH INSTITUTIONS COULD SERIOUSLY HARM THE ABILITY OF OUR EXISTING AND PROSPECTIVE RESEARCH CUSTOMERS TO PURCHASE OUR PRODUCTS.

    A significant portion of our products for research use are likely to be sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies, such as the National Institutes of Health. Research funding by the government may be significantly reduced in the future. Any such reduction may seriously harm the ability of our existing and prospective research customers to purchase our products or to reduce the number of ProteinChip Arrays used.

CONSOLIDATION OF THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRY MAY REDUCE THE SIZE OF OUR TARGET MARKET AND CAUSE A DECREASE IN OUR REVENUE.

    In addition, consolidation in the pharmaceutical and biotechnology industries is generally expected to occur. Planned or future consolidation among our current and potential customers could decrease or slow sales of our technology and reduce the markets our products target. Any such consolidation could seriously harm our ability to achieve or sustain profitability.

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND BECAUSE THERE IS SIGNIFICANT COMPETITION FOR PERSONNEL IN OUR INDUSTRY, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN SUCH QUALIFIED PERSONNEL.

    Our performance is substantially dependent on the efforts of our executive officers and key employees. The loss of one or more key employees could harm our business. Our success also depends on our ability to attract, retain and motivate highly talented management personnel and scientists. Currently, each of our field research scientists has a Ph.D. degree in biology or biochemistry. We are actively attempting to hire additional field research scientists and scientific staff. We may not be successful in hiring qualified personnel to fill such positions, and we may not be able to retain our key employees or be able to attract and retain skilled personnel in the future. There is a shortage of such skilled personnel, which is likely to continue for some time. As a result, competition for these people, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. If we are unable to hire, train and retain a sufficient number of qualified employees, our business could be seriously harmed. This inability could also hinder the planned expansion of our business.

WE HAVE A LENGTHY SALES CYCLE, AND MAY EXPEND SUBSTANTIAL FUNDS AND MANAGEMENT EFFORT AND WE MAY NOT BE ABLE TO SUCCESSFULLY SELL OUR PRODUCTS OR SERVICES.

    Our ability to obtain customers for our products depends in significant part upon the perception that our products and services can help enable protein biomarker discovery, characterization and assay development. The sales cycle is lengthy, typically between a few months to one year. Our sales effort requires the effective demonstration of the benefits of our products to and significant training of many different departments within a potential customer. These departments might include research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. We may expend substantial funds and management effort and may not be able to successfully sell our products or services.

ANY PARTNERSHIPS WE NEGOTIATE TO ESTABLISH OUR BIOMARKER DISCOVER CENTERS MAY NOT BE SUCCESSFUL.

    An element of our business strategy is to establish Biomarker Discovery Centers in part through partnerships with academic and government research centers, and pharmaceutical and biotechnology companies. To date, we have not entered into any such partnerships. We may not be able to negotiate partnerships on acceptable terms, if at all, or that such partnerships will be successful. In addition, our future partners may not perform their obligations as expected or devote sufficient resources to biomarker discovery and validation. In addition, we may be unable to retain rights to biomarkers discovered in our Biomarker Discovery Centers.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

    There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering. The price of our stock may decline after this offering.

BECAUSE THE NASDAQ NATIONAL MARKET IS LIKELY TO EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS, THE PRICE OF OUR STOCK MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

    The market price of our common stock could fluctuate significantly as a result of:

    - our susceptibility to quarterly variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations;

    - changes in financial estimates by the analysts following our stock;

    - earnings and other announcements by, and changes in investors' evaluations of, pharmaceutical and biotechnology firms;

    - economic and stock market conditions specific to pharmaceutical and biotechnology firms;

    - announcements or implementation by us or our competitors of technological innovations or new products or services;

    - trading volume of our common stock; and

    - changes in general economic conditions.

    The securities of many companies have experienced significant price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of biotechnology companies have sometimes reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to the operating performances of these companies. If the market price of our common stock reaches an elevated level following this offering, it may significantly and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were to become involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, our business could suffer.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE A DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK, EVEN IF OUR BUSINESS IS DOING WELL.

    Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common stock. Upon completion of the offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding
warrants after March 15, 2000. Of these outstanding shares, the       shares
sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 46,427,808 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933.

    All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the various provisions of the Securities Act of 1933, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

    Shares of our common stock will become eligible for sale in the public market as follows:

At the effective date.......................................          shares
90 days after effective date................................          shares
180 days after effective date...............................          shares
More than 180 days after effective date.....................          shares

    Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK MAY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

    Immediately following this offering, our executive officers and directors, or entities controlled by them, together with greater than five percent
stockholders and their affiliates will own approximately       % of the
outstanding shares of our common stock.

    If our significant stockholders choose to act or vote together on other matters, they will have the power to control the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers, acquisitions or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price.

BECAUSE WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, HOW WE INVEST THESE PROCEEDS MAY NOT INCREASE OUR OPERATING RESULTS OR MARKET VALUE.

    Our management will have significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways which will increase our operating results or market value.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

    If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately
$               per share, representing the difference between our net tangible book value per share as of December 31, 1999, after giving effect to this
offering and an assumed initial public offering price of $               per
share. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options. Substantially all of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price less than the public offering price per share in this offering.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN OUR CONTROL AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    Amendments to our certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of us. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for us or reduce any premiums paid to our stockholders for their common stock. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of blank check preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. Our Certificate of Incorporation also provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our board of directors could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring control of us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We have made statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future results of operations or of our financial condition, our anticipated product commercialization strategies, and anticipated trends in our business.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

    You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the       shares of
common stock offered by us at an assumed initial public offering price of
$               per share will be approximately $               million after
deducting the underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase an additional shares of common stock, we estimate that such net proceeds will be
approximately $               million.

    We expect to use the net proceeds from this offering primarily for general corporate purposes, including:

    - expansion of our sales and marketing capabilities;

    - expansion of our research and development activities;

    - expansion of our facilities;

    - establishment of Biomarker Discovery Centers;

    - expansion of our intellectual property portfolio;

    - additional investments in our internal systems and processes;

    - selected strategic investments or acquisitions; and

    - working capital and other general corporate purposes.

    Based upon the current status of our product development and commercialization plans, we believe that the net proceeds of this offering, together with our cash, cash equivalents and investments, will be adequate to satisfy our capital needs through at least the next two years. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance operations and we do not anticipate paying cash dividends in the foreseeable future. Our current equipment financing facilities and bank line-of-credit restrict our ability to declare and pay any dividends without the prior consent of our lenders.

                                 CAPITALIZATION

    The following table sets forth our capitalization at December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect the receipt of approximately $26.9 million of net proceeds from the issuance of 10,390,862 million shares of our Series E convertible preferred stock and conversion upon the closing of this offering of all outstanding shares of convertible preferred stock into 29,532,151 shares of common stock; and

    - on a pro forma, as adjusted basis, to reflect the sale of the common stock offered by this prospectus at an assumed initial public offering price of $ per share, after deducting the estimated underwriting discounts, commissions and offering expenses.

    You should read the following table in conjunction with our consolidated financial statements and related notes included in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                     PRO FORMA,
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Long-term debt and capital lease obligations, net of current
  portion...................................................  $    483   $    483     $    483
                                                              --------   --------     --------
Convertible preferred stock, $0.001 par value,
  Authorized: 30,000,000 shares actual; 32,253,644 pro forma and pro forma, as adjusted
  Issued and outstanding: 19,141,289 shares actual; none pro
    forma and pro forma, as adjusted........................    25,339         --
                                                              --------   --------     --------
Stockholders' equity (deficit):
Common stock, $0.001 par value,
  Authorized: 60,000,000 shares
  Issued and outstanding: 15,936,960 shares actual;
    45,469,111 shares pro forma;         shares pro forma as
    adjusted................................................        16         45
    Additional paid-in capital..............................    10,161     62,420
    Notes receivable from stockholders......................      (488)      (488)
    Deferred stock compensation.............................    (3,687)    (3,687)
    Accumulated deficit.....................................   (29,282)   (29,282)
                                                              --------   --------     --------
Total stockholders' equity (deficit)........................   (23,280)    29,008
                                                              --------   --------     --------
Total capitalization........................................  $  2,542   $ 29,491     $
                                                              ========   ========     ========

    The information in the table above does not include:

    - 2,571,136 shares of common stock issuable upon exercise of options outstanding under our stock option plan at a weighted average exercise price of $1.12 per share;

    - 1,463,123 shares of common stock reserved for future grant under our stock option plan;

    - 280,590 shares of our common stock issuable upon exercise of warrants at a weighted average exercise price of $2.00 per share; and

    - 550,000 shares of common stock issuable to Stanford Research
      Systems, Inc. upon possible achievement of certain product development milestones under the product development agreement dated February 2, 1995.

                                    DILUTION

    On a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering, our pro forma net tangible book value as of December 31, 1999, was $2.1 million or $0.05 per share of common stock. Our pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of December 31, 1999, assuming the issuance of shares of Series E preferred stock in March 2000, and assuming the conversion of all outstanding shares of preferred stock.

    After giving effect to the sale of       shares of common stock we are
offering hereby at an assumed initial public offering price of $       per share
and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of December 31,
1999, would have been approximately $      million or $      per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $      per share
to the investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $
Pro forma net tangible book value per share as of
  December 31, 1999.........................................  $   0.05
Increase attributable to new investors......................
                                                              --------
Pro forma net tangible book value per share after
  offering..................................................             $
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

    The following table summarizes, as of December 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                                               SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                             ---------------------   ----------------------   PRICE PER
                                               NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                             ----------   --------   -----------   --------   ---------
Existing Stockholders......................  45,469,111         %    $58,202,116         %    $   1.28
New Investors..............................
                                             ----------    -----     -----------    -----     --------
Total......................................                100.0%    $              100.0%    $
                                             ==========    =====     ===========    =====     ========

    This discussion and tables above assume no exercise of options outstanding under our stock option plan. As of March 15, 2000, there were options outstanding to purchase a total of 2,571,136 shares of common stock at a weighted average exercise price of $1.12 per share and 1,463,123 shares available for future grant or issuance under our stock option plan. The discussion and tables above also assume no exercise of any outstanding warrants, other than those expected to be exercised due to their termination at the time of this offering. It also does not include 550,000 shares of preferred stock issuable upon possible achievement of product development milestones by Stanford Research Systems, Inc. As of March 15, 2000, there were outstanding warrants to purchase 280,590 shares of our common weighted average exercise price of $2.00 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997, are derived from our audited consolidated financial statements that are not included in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.

    See the notes to the consolidated financial statements for an explanation of the method used to determine the numbers of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                                                                YEARS ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1995       1996       1997       1998       1999
                                                  --------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $    --    $   335    $ 1,283    $ 2,933    $ 5,010
Cost of revenue.................................       --        412      1,001      1,066      1,669
                                                  -------    -------    -------    -------    -------
  Gross margin..................................       --        (77)       282      1,867      3,341
                                                  -------    -------    -------    -------    -------
Operating expenses:
  Research and development......................    1,180      1,906      3,205      4,566      2,933
  Sales and marketing...........................       89        421      1,310      2,629      4,513
  General and administrative....................      826        650      1,263      1,422      2,176
  Amortization of deferred stock-based
    compensation................................       --         --        119        880      1,344
  Write-off of acquired in-process technology...       --         --        968        537         --
                                                  -------    -------    -------    -------    -------
    Total operating expenses....................    2,095      2,977      6,865     10,034     10,966
                                                  -------    -------    -------    -------    -------
Loss from operations............................   (2,095)    (3,054)    (6,583)    (8,167)    (7,625)
Interest and other income (expense), net........        4       (102)      (226)      (143)       (56)
                                                  -------    -------    -------    -------    -------
Net loss........................................  $(2,091)   $(3,156)   $(6,809)   $(8,310)   $(7,681)
                                                  =======    =======    =======    =======    =======
Net loss per share:
Basic and diluted net loss per share............  $ (1.33)   $ (1.59)   $ (1.01)   $ (0.72)   $ (0.52)
Weighted average shares used in computing basic
  and diluted net loss per share................    1,577      1,986      6,749     11,558     14,877
Pro forma basic and diluted net loss per share
  (unaudited)...................................                                              $ (0.23)
Weighted average shares used in computing pro
  forma basic and diluted net loss per share....                                               33,939

                                                                   AS OF DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1995       1996       1997       1998       1999
                                                  --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......................  $   127    $   900    $   416    $ 7,002    $ 2,799
Working capital.................................      (80)     1,063     (1,958)     6,616      1,533
Total assets....................................      752      2,219      2,064     10,082      6,147
Long-term debt and capital lease obligations,
  net of current portion........................      285        474        576        381        483
Convertible preferred stock.....................    3,317      7,506     10,425     24,264     25,339
Total stockholders' deficit.....................   (3,267)    (6,404)   (12,014)   (16,982)   (23,280)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY UNDER THE HEADING "RISK FACTORS."

OVERVIEW

    We develop, manufacture and sell our ProteinChip System, which consists of disposable ProteinChip Arrays, a ProteinChip Reader and ProteinChip Software. We market and sell our products primarily to research biologists in pharmaceutical and biotechnology companies and academic and government research laboratories. As part of our early product design effort, in February 1995, we signed an agreement with Stanford Research Systems, a Sunnyvale, California based manufacturer of electronic test equipment, to assist in this development. As part of our early market research activities, in the fourth quarter of 1996, we began selling an early prototype of our reader, which we purchased from a supplier in the U.K., combined with our own software. In April 1997, we acquired IllumeSys Pacific, Inc., which held specific rights to the SELDI technology for the life science research market. Our first designed and manufactured System, the ProteinChip System, Series PBS I, was available for customer shipment for additional market research in the third quarter of 1997, and we discontinued supplying the U.K.-purchased system. In July 1998, we acquired Ciphergen Technologies, Inc., which held specific rights to the SELDI technology in other life science markets. During 1999, we initiated an expanded marketing program and in May began shipping our first commercial product, the ProteinChip System, Series PBS II.

    Since our inception in 1993, we have used our resources primarily to develop our proprietary ProteinChip System and establish marketing and sales for commercialization of our products. Since our inception we have incurred significant losses and as of December 31, 1999, we had an accumulated deficit of $29.3 million.

    We recognize revenue from the sale of our ProteinChip System and disposable ProteinChip Arrays at the time of shipment. Currently, most of the units of our ProteinChip System placed in the field generate a recurring revenue stream from the sale of disposables. We expect the volume of disposables purchased from each site to increase over time as customers become increasingly familiar with the technology and adopt our ProteinChip System for a broader range of proteomics research programs. Our sales are currently driven by the need for better tools to perform protein biomarker discovery, characterization and assay development.

    Our expenses have consisted primarily of costs incurred in manufacturing our ProteinChip System, including materials, labor and overhead costs, marketing and sales activities, research and development programs, and general and administrative costs associated with our operations. We expect our cost of revenue to increase in the future as we sell additional units of our ProteinChip System and Arrays, but will decrease as a percent of total revenue as we gain efficiencies from spreading our fixed costs over a greater number of units. Our selling expenses will increase as we continue to commercialize our products and expand our sales force. We expect our research and development expenses to increase in the future as we continue to improve and develop products. Expansion of our facilities and the additional obligations of a public reporting entity will also add to our expenses. As a result, we expect to incur losses for the foreseeable future. Our current products do not provide sufficient revenue for us to become profitable. To become profitable, we will need to increase our unit sales of our ProteinChip System and generate significant sales of disposables.

    We have a limited history of operations and we anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market acceptance of current and new products, the length of the sales cycle and timing of significant orders, the timing and results of our research and development efforts, the introduction of new products by our competitors and possible patent conflicts. Our limited operating history makes accurate prediction of future results of operations difficult or impossible.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

REVENUE

    Revenue was $5.0 million in 1999, $2.9 million in 1998 and $1.3 million in 1997. The increase in revenue from 1998 to 1999, which was $2.1 million or 71%, was primarily due to increases in unit sales of our ProteinChip System, increases in sales of disposable ProteinChip Arrays and price increases in connection with the introduction of our first commercial product, the ProteinChip System, Series PBS II. The increase in revenue from 1997 to 1998, which was $1.6 million or 129%, was primarily due to an increase in the number of units of our ProteinChip System sold and increases in sales of ProteinChip Arrays.

COST OF REVENUE

    Cost of revenue was $1.7 million in 1999, $1.1 million in 1998 and $1.0 million in 1997. From 1998 to 1999, cost of revenue increased $603,000 or 57%. The increase from 1998 to 1999 was primarily from an increase in unit sales of our ProteinChip System. Cost of revenue as a percent of revenue decreased from 36% to 33%, primarily as a result of manufacturing efficiencies as unit volumes of our ProteinChip System and Arrays manufactured increased. From 1997 to 1998, cost of revenue was essentially unchanged. Cost of revenue as a percent of revenue decreased from 78% to 36%, primarily from one-time expenses incurred in 1997 from manufacturing start-up costs of both ProteinChip Readers and ProteinChip Arrays. In addition, manufacturing efficiencies were achieved as unit volumes of our ProteinChip System and Arrays increased.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses were $2.9 million in 1999, $4.6 million in 1998 and $3.2 million in 1997. From 1998 to 1999, research and development expenses decreased $1.7 million or 36%. This decrease was primarily due to a one-time non-cash charge of $1.7 million in compensation expense in 1998 related to an employee retained following our two acquisitions. From 1997 to 1998, research and development expenses increased $1.4 million or 42%. This increase was primarily due to the one-time charge of $1.7 million recognized in 1998 described above and to a $275,000 milestone payment to Stanford Research Systems in 1997.

    SALES AND MARKETING. Sales and marketing expenses were $4.5 million in 1999, $2.6 million in 1998 and $1.3 million in 1997. From 1998 to 1999, sales and marketing expenses increased $1.9 million or 72%. This increase was primarily from additional salaries and related costs associated with newly hired sales personnel, marketing activities associated with the launch of the ProteinChip, Series PBS II and increases in general product promotion activities. From 1997 to 1998, sales and marketing expenses increased
$1.3 million or 101%. This increase was primarily from additional salaries and related costs associated with newly hired sales personnel and limited marketing activities in 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2.2 million in 1999, $1.4 million in 1998 and $1.3 million in 1997. From 1998 to 1999, general and administrative expenses increased $754,000 or 53%. This increase was primarily due to business development consulting expenses, legal and filing fee related to intellectual property and to additional salaries and related costs associated with newly hired employees and contractors in business development and accounting. From 1997 to 1998, general and administrative expenses increased $159,000 or 13%. This increase was primarily due to intellectual property and business development expenses and to additional salaries and related costs associated with a newly hired Chief Financial Officer.

    DEFERRED STOCK COMPENSATION. Deferred stock compensation for options granted to employees is the difference between the deemed value for financial reporting purposes of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force No. 96-18.

    In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation of approximately $3.7 million in the year ended December 31, 1999, compared to $1.5 million in 1998 and $830,000 in 1997. These amounts were recorded as a component of stockholders' equity and are being amortized as charges to operations over the vesting periods of the options. We recorded amortization of deferred stock compensation of approximately $1.3 million for the year ended December 31, 1999, compared to $880,000 in 1998 and $119,000 in 1997. For options granted through December 31, 1999, we expect to record additional amortization expense for deferred compensation as follows: $1.4 million in 2000, $730,000 in 2001, $626,000 in 2002, $429,000 in 2003 and $212,000 in 2004. Amortization expense relates to options awarded to employees and consultants assigned to all operating expense categories in the statements of operations. We will also record an additional $8.9 million of deferred stock compensation related to options for 1,927,500 shares of common stock granted from January 1, 2000 through March 15, 2000. See
Note 8 of notes to consolidated financial statements.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other income (expense), net was a net expense of $56,000 in 1999, $143,000 in 1998 and $226,000 in 1997. From 1998 to 1999, net expense decreased primarily due to additional interest earned on higher average cash balances. From 1997 to 1998, our net interest expense decreased primarily due to an increase in interest earned on higher cash balances and income received in 1998 from a strategic partner, partially offset by increased interest expenses incurred on equipment loans and leases, bridge loans and warrant amortization expenses.

INCOME TAXES

    We incurred net losses during the past three years and consequently are not subject to corporate income taxes. At December 31, 1999, we had federal net operating loss carryforwards of $21.1 million, state net operating loss carryforwards of $10.9 million and research and development credits of $1,075,000, which will expire between 2002 and 2019. The utilization of net operating loss carryforwards to reduce future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. In addition, the maximum annual use of the net operating loss carryforwards is limited in certain situations where changes occur in our stock ownership.

LIQUIDITY AND CAPITAL RESOURCES

    From our inception to December 31, 1999, we have financed our operations with $9.6 million from sales of products and services to customers and with proceeds from the sale of preferred stock totaling $25.3 million. In addition, in March 2000, we received approximately $26.9 million of net proceeds from the sale of Series E Preferred Stock. We had cash balances of $2.8 million at December 31, 1999. Working capital was $1.5 million at December 31, 1999. We had long-term debt balances of $483,000 at

December 31, 1999. Long-term debt consisted primarily of capital equipment loans and lease obligations.

    Net cash used in operating activities was $5.1 million in 1999, which was primarily the result of net losses in operations.

    Net cash used in investing activities was $922,000 in 1999, which consisted primarily of capital equipment purchases and an investment in our joint venture in Japan.

    Net cash provided by financing activities was $1.8 million in 1999, primarily from the sale of preferred stock and borrowings under our lines of credit.

    We may be required to raise additional capital through a variety of sources, including the public equity market, private financings, collaborative arrangements and debt. If additional capital is raised through the issuance of equity or securities convertible into equity, our stockholders may experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of the common stock. We cannot assure you that additional financing will be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to execute our business plan.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of FASB Statement No. 133 until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in significant derivative instruments.

    On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25, which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could effect our future earnings.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. That means that a change in prevailing interest rates may cause the fair value of the principal amount of investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing rate rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments has generally been less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments.

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment. Our long-term debt and capital lease agreements are at fixed interest rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

    All of our revenue is realized in U.S. dollars. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

OVERVIEW

    Ciphergen Biosystems, Inc. develops, manufactures and markets a proprietary ProteinChip System that enables protein discovery, characterization and assay development that provides better understanding of biological functions at the protein level. Our ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. While recent technological advances in DNA tools have substantially changed the field of genomics, the absence of enabling protein analysis tools has limited progress in proteomics research. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring of disease progression and the therapeutic effects of drugs. We believe proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease. In May 1999, we commercially launched our current ProteinChip System, Series PBS II.

INDUSTRY BACKGROUND

    Genes are the hereditary coding system of living organisms. Genes encode proteins that are responsible for cellular functions. The study of genes and their functions has led to the discovery of new targets for drug development. The majority of drug targets are proteins, such as receptors, hormones and enzymes. Although genomics allows researchers to identify drug targets, it does not provide complete information on how these targets function within an organism. It is estimated that within the human genome there are approximately 100,000 genes. The initial structure of a protein is determined by a single gene. The final structure of a protein is frequently altered by interactions with additional genes or proteins in a process called post-translational modification. Post-translational modifications produce hundreds of thousands of different proteins. In addition, proteins may interact with one another to form complex structures that are ultimately responsible for cellular functions.

    Genomics establishes the relationship between gene activity and disease. However, many diseases are manifested not at the genetic level, but at the protein level. The complete structure of modified proteins cannot be determined by reference to the encoding gene alone. Thus, while genomics provides some information about diseases, it does not provide a full understanding of disease processes.

THE RELATIONSHIP BETWEEN PROTEINS AND DISEASES

    The entire genetic content of any organism, known as its genome, is encoded in strands of deoxyribonucleic acid, or DNA. Cells perform their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. This process is known as gene expression or protein expression. Differences in living organisms result from variability in their genomes, which can affect the levels of gene expression. Each cell of the organism expresses only approximately 10% to 20% of the genome. The type of cell determines which genes are expressed and the amount of a particular protein produced. For example, liver cells produce different proteins from those produced by cells found in the heart, lungs, skin, etc. Proteins play a crucial role in virtually all biological processes, including transportation and storage of energy, immune protection, generation and transmission of nerve impulses and control of growth.

    Diseases may be caused by a mutation of a gene that alters a protein, the gene's level of protein expression or changes to the protein after gene expression. These alterations interrupt the normal balance of proteins and create disease symptoms. Biomarkers are indicators of changes from a normal to a diseased state. Protein biomarkers are biomolecular indicators of reduced or increased levels of proteins that represent symptoms of a disease. By studying changes in protein biomarkers, diseases may be identified prior to the appearance of physical symptoms. In addition, protein biomarkers can be used to identify new disease pathways to be used as drug targets. Historically, protein biomarkers were discovered as a byproduct of basic biological disease research. This has resulted in the validation of approximately 200 protein biomarkers that are being used in commercially available clinical diagnostic products. The development of new diagnostic products has been limited by the complexity of disease states, which may be caused or characterized by several or many interacting proteins. Diagnostic products that are limited to the detection of a single protein may lack the ability to detect more complex diseases, and thus produce results that are unacceptable for practical use. Recently, the National Institutes of Health, or NIH, has recognized the importance of protein biomarkers in overcoming this problem and their usefulness in the development of new diagnostic and therapeutic products. The NIH has established a grant program to fund the discovery and clinical validation of new protein biomarkers.

LIMITATIONS OF AVAILABLE TECHNOLOGIES FOR PROTEOMICS RESEARCH

    Efforts to understand biology and to improve diagnosis, monitoring and treatment of diseases have been dramatically enhanced through advancements in modern genomic technologies. These new technologies have formed the basis for the development of new analytical tools, which are primarily directed at DNA and genomic analysis, but are not applicable to protein research or proteomics. These new tools have accelerated the ability to sequence and analyze the human genome. Historically, researchers used gel electrophoresis as a primary tool for sequencing DNA. Gel electrophoresis measures how far a DNA fragment migrates through the pores of gels in response to an applied electric field over a fixed time interval. Electrophoresis is a time-consuming, manual process that requires large amounts of pure DNA to be useful. The development of polymerase chain reaction, or PCR, allowed researchers to amplify, or produce multiple copies of, a fragment of DNA. Researchers could then enhance the signal of trace amounts of DNA from an unprocessed biological sample, such as tissue or blood, to a level where measurement was possible. Successive advances in technologies have produced faster, automated sequencing machines and new, chip-based technologies such as DNA probe arrays and microfluidics. These new technologies have dramatically improved the throughput and accuracy of DNA analysis. In addition, these new technologies have reduced costs by increasing automation and reducing necessary labor.

    Although recent technological advances have benefited genomics, there have been fewer significant advances in proteomics. While DNA has been relatively simple to study because of its ease of detection and linear structure, protein analysis has been a far more difficult challenge. The goal of proteomics is to determine the structure and function of proteins. Techniques, such as tagging, amplification and sequencing that are used to analyze DNA cannot be used effectively to study proteins. These techniques can change the structure of proteins and may change their characteristics or function, which would limit identification and analysis of a sample. In addition, these techniques do not allow researchers to monitor or study how proteins interact, or to identify which proteins interact together, to perform biological functions.

    Currently, proteomics research is performed using gel electrophoresis, mass spectrometry and other protein purification and analysis products. These tools require substantial, labor-intensive sample preparation processes to produce enough purified proteins before identification and analysis can occur. In addition, these tools must be operated by researchers with substantial technical expertise. As a result, proteomics research has not advanced at a rate comparable to that of genomics. New tools are needed that are specifically designed to analyze proteins to enable protein biomarker discovery, to fully understand biological pathways and function, and ultimately to accelerate the discovery of new drugs and clinical diagnostics.

THE CIPHERGEN SOLUTION

    We develop, manufacture and market our proprietary ProteinChip System that enables protein biomarker discovery, characterization and assay development. Our ProteinChip System integrates the key steps of proteomics research on a single, miniaturized biochip platform. Our ProteinChip System incorporates our proprietary Surface-Enhanced Laser Desorption/Ionization, or SELDI, technology on the surface of a disposable chip, which allows proteins to be captured and analyzed directly. Our ProteinChip System enables rapid, reproducible, on-chip protein expression and protein analysis from complex biological samples such as whole blood, tissue or saliva, without separation, tagging and amplification processes and with minimal prior purification. Similar to PCR technology, SELDI enables protein detection and quantitation through signal-to-noise enhancement. But unlike PCR, SELDI accomplishes this by reducing background chemical noise rather than through signal amplification.

    We believe our ProteinChip System enables researchers to identify and quantify proteins by direct laser-based, time-of-flight molecular weight detection. Chemical and biochemical processing, such as protein sequencing, can be performed at any step during the process to greatly enhance the detailed knowledge gained from a set of experiments. We believe the integration of these processes enables rapid discovery, characterization and assay of proteins directly from biological samples, providing a novel technique for protein discovery and analysis. We believe our ProteinChip System can enable protein research in the following areas:

    - DIFFERENTIAL PROTEIN EXPRESSION. Our ProteinChip System is designed to enable biologists to rapidly discover and validate new protein biomarkers. In addition, our ProteinChip System enables scientists to tie genetic message information derived from DNA biochips or miniaturized chips containing DNA, to protein information in order to better define protein function. Expression studies and protein discovery that previously were impossible to conduct or took months or years can be performed on our ProteinChip System in days or even hours.

    - PROTEIN CHARACTERIZATION. Our ProteinChip System enables identification of trace proteins from biological samples by reducing or eliminating the need for labor-intensive sample purification. Biology researchers can purify samples in hours versus days or weeks, which are required with current methods. Researchers can then obtain the precise protein sequence using our ProteinChip System through on-chip peptide mapping and conventional database sequencing comparison methods. Also, enzymatic, chemical or antibody-based assays can be used to rapidly characterize post-translational modifications.

    - QUANTITATIVE ASSAY OF PROTEINS AND PROTEIN INTERACTIONS. We believe our ProteinChip System will enable biology researchers to obtain quantitative analysis of proteins and protein interactions within a sample. We believe this will speed functional validation of discovered biomarkers by allowing rapid functional assay development and analysis of hundreds or thousands of samples for clinical diagnostic or drug discovery research use. Currently, this process requires many weeks or months to accomplish using conventional technologies. Our ProteinChip technology can reduce this process to days or even hours.

OUR MARKET OPPORTUNITY

    There are several types of research laboratories that perform proteomics research and development. We believe our ProteinChip System can enable proteomics research in the following markets:

    - BASIC BIOLOGY RESEARCH. Basic biology research laboratories focus on the study of general biological processes and the understanding of the molecular basis of disease. There are over 320,000 scientists from academic and government research institutions pursuing this research. Most of the techniques used in basic biology research to study proteins are labor intensive or have limited analytical capabilities. We believe that the ease of use and problem-solving versatility of our ProteinChip System may enable biologists to perform proteomics research at the benchtop.

    - CLINICAL RESEARCH AND DIAGNOSTICS. Clinical research is focused on associating clinical disease symptoms to changes in certain proteins in the disease state versus in the normal state. In doing so, researchers seek to identify biomarkers, many of which are proteins, that can be used to diagnose diseases early, assess treatment response and monitor treatment progress. Currently, physicians pursuing clinical research lack a flexible, integrated, standardized tool to perform protein biomarker discovery. We believe that our ProteinChip System may enable researchers to rapidly discover protein biomarkers and to develop these biomarkers into clinical diagnostic assays.

    - PHARMACEUTICAL RESEARCH AND DEVELOPMENT. A current bottleneck in drug development is secondary screening, where drug lead candidates are validated using complex biological assays in which markers are used to assess biological responses to varying compounds, dose level and conditions. Current assay systems often have poor specificity and are usually labor intensive and require substantial development time. In addition, over 50% of drug development failures now occur in toxicology, in which the availability of useful data is hampered by similar issues. We believe a lack of protein biomarkers currently limits the ability of researchers to adequately evaluate drug target function, cell pathway analysis and toxicological and therapeutic effects throughout the drug development process. We believe our ProteinChip System can substantially improve preclinical development and clinical trial effectiveness by greatly expanding the use of protein biomarkers.

BUSINESS STRATEGY

    We intend to establish our ProteinChip System as the enabling technology platform for protein biomarker discovery and proteomics research in the basic biological research, clinical research and diagnostics, and pharmaceutical drug discovery and development markets. Key elements of our strategy are to:

    - ACCELERATE AWARENESS AND ACCEPTANCE OF OUR PROTEINCHIP SYSTEM. We intend to focus on expanding the installed base of our ProteinChip System with leading academic, government, pharmaceutical and clinical research laboratories to promote awareness and acceptance of our technology. In addition, we will support the use of our ProteinChip System through customer education and training as well as customer collaborations to increase the applications and use of our ProteinChip Arrays. Further, we intend to pursue commercialization of our products through our own sales and marketing organizations in the United States and Europe and through distributors in other parts of the world, including through our joint venture with Sumitomo Corporation in Japan.

    - EXPAND PRODUCT DEVELOPMENT AND INNOVATION. We intend to expand the scope of our product portfolio by continuously developing new products and applications based on our ProteinChip technology. We believe that expanding the application of our technology and products and increasing functionality will promote the use and acceptance of our ProteinChip System by biology researchers. Our ProteinChip products under development include next generation products to further automate the protein analysis process, high performance proteomics systems and benchtop proteomics systems.

    - ESTABLISH BIOMARKER DISCOVERY CENTERS. We intend to establish Biomarker Discovery Centers directly and through partnerships to foster further adoption of our products and technology as an industry standard. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in both pharmaceutical drug discovery, toxicology and clinical trials, and in clinical research laboratories. We plan to deploy the prototypes of our next-generation ProteinChip System to maintain a technological advantage in our Biomarker Discovery Centers. In addition, we intend to obtain rights related to biomarkers discovered in our Biomarker Discovery Centers.

    - EXPAND OUR INTELLECTUAL PROPERTY PORTFOLIO. The issued, allowed and pending patents on SELDI technology and ProteinChip System are included in our current patent portfolio and we intend to expand this portfolio in several areas of technology related to our business, including applications of SELDI technology and biomarker discoveries. We intend to continue to develop our proprietary technologies and infrastructure in support of our existing SELDI technology and ProteinChip System. In addition, we intend to develop new surface chemistries for our ProteinChip Arrays, enhancements to our ProteinChip Readers and advancements in our analysis and database ProteinChip Software, in order to broaden the range of applications and opportunities that can be addressed. We intend to continue to license and acquire technologies from others that complement our core capabilities and protect our proprietary technologies with patents and trade secrets.

OUR PROTEINCHIP TECHNOLOGY

    Our ProteinChip technology is based on Surface-Enhanced Laser Desorption/Ionization, or SELDI, which combines laser-based molecular weight detection with the use of a chemically or biochemically active chip array surface constructed from proprietary treated plastic or metal. Our ProteinChip technology enables researchers to apply a crude biological sample, such as whole blood or tissue, directly to the surface of a ProteinChip Array. These ProteinChip Arrays are designed to select desired proteins from the sample through affinity capture, which employs chemical processes or biochemical targets such as receptors, antibodies or DNA probes. The remainder of the unused sample is then washed away with a variety of solutions with varying stringency conditions, depending on the type of test performed. This enhances the signal of the proteins of interest on the chip by reducing signals from unwanted biomolecules that would otherwise obscure the measurement results. The purified sample proteins remain evenly distributed on the surface of the ProteinChip Array. This even distribution allows the proteins to be accurately measured and quantified.

    The ProteinChip Array is then placed in a specially developed laser-based, time-of-flight, molecular weight detection analyzer, or ProteinChip Reader. A laser beam is used to release the retained proteins from the ProteinChip Array surface. These proteins are accelerated and then guided through a flight tube under vacuum to a detector. The time of this flight is directly related to the exact molecular weight of each protein. This process allows the molecular weight of a sample protein to be determined.

    A protein expression profile is generated by comparing protein samples collected in different conditions, such as disease versus normal states. Our ProteinChip System compares profiles by displaying the differences between the samples for the biology researcher and allows discovery of new, potentially relevant proteins as biomarkers. Proteins of interest can then be further processed on-chip to:

    - obtain sequence identification;

    - detect secondary modifications of proteins, or post-translational modifications;

    - identify protein interactions; and

    - quantitatively measure protein concentrations.

OUR PROTEINCHIP SYSTEM

    In May 1999, we commercially launched our current ProteinChip System, Series PBS II. Our ProteinChip System, Series PBS II consists of disposable, proprietary ProteinChip Arrays containing chemical or biochemical binding sites on a chip, a ProteinChip Reader to read the ProteinChip Arrays and our proprietary ProteinChip Software to analyze and manage protein-based information.

    Our PROTEINCHIP ARRAYS are typically used for protein expression profiling, characterization and quantitative protein interaction applications. Our ProteinChip Arrays consist of a metal surface with multiple sample wells, or spots. These spots are treated with proprietary coatings that are designed to capture certain families of proteins. Single coatings can be applied to several spots or multiple types of coatings can be singly applied to spots on one ProteinChip Array to create a variety of selectivity conditions. We offer two types of ProteinChip Arrays: one uses chemical surfaces to perform differential protein expression, and the other uses biochemical surfaces used in protein interaction studies. Both types of ProteinChip Arrays can be used to perform protein identification and characterization. We recently introduced our second-generation chemical ProteinChip Arrays, which utilize our proprietary polymer technology that improves both the selectivity, sensitivity and capacity of our ProteinChip Arrays.

    Our PROTEINCHIP READER is a laser-based, time-of-flight, molecular weight detection system designed for use with our ProteinChip Arrays. Our ProteinChip Reader is designed to be used at the benchtop in the laboratory by basic biology researchers. Our ProteinChip Reader consists of a nitrogen laser, high-speed digital electronics, a vacuum system and a standard personal computer with our proprietary ProteinChip Software for system control and data analysis.

    Our PROTEINCHIP SOFTWARE is designed to facilitate system operation by biology researchers with no experience in molecular detection systems and minimal experience in protein analysis. The software allows fully automated operation of the ProteinChip System with graphic data presentation and analysis readouts in familiar forms for the biologist, such as that displayed by gel electrophoresis systems. Our ProteinChip Software enables differential protein expression analysis by automatically comparing protein profiles and highlighting differences in protein expression. Our ProteinChip Software provides researchers with Internet access for rapid database searches, which facilitates protein identification. Furthermore, our ProteinChip Software allows quantitative protein interaction assays to be performed.

BIOMARKER DISCOVERY CENTERS

    We intend to establish Biomarker Discovery Centers directly and through partnerships to foster further adoption of our products and technology as an industry standard. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in pharmaceutical drug discovery, toxicology and clinical trials, and in clinical research laboratories. We intend to deploy the prototypes of each next-generation ProteinChip System to maintain a technological advantage in our Biomarker Discovery Centers. In addition, we intend to obtain certain rights related to biomarkers discovered in our Biomarker Discovery Centers.

    We have leased facilities for our Biomarker Discovery Centers in Copenhagen, Denmark and Fremont, California. We have hired initial managerial and scientific staff at these facilities and have begun to build infrastructure necessary to begin operations during 2000.

SALES AND MARKETING

    We have developed a direct sales force worldwide. The sales process involves on-site applications problem-solving, scientific publications, product demonstrations, seminars, exhibits, conventions and meetings, word of mouth, direct mail and the Internet to increase market awareness of our ProteinChip System and promote acceptance of our technology as an industry standard. We initiated our first full commercial launch of the ProteinChip System, Series PBS II, in May 1999. This launch included over 30 exhibitions and trade shows, direct mailings and an expanded demonstration sales program throughout the United States, Japan and selected countries in Europe.

    Our sales force includes field research scientists, most of whom have Ph.D. degrees in biology or biochemistry. The primary responsibility of the field research scientist is to provide solutions to biological problems for our current and future sale prospects through applications development, scientific seminars, joint scientific publications with customers and product demonstrations. In addition, the field research scientists also serve as the primary field representatives for after-sales customer service and technical support. We currently have nine field research scientists in the United States, three in Europe and three employed by our joint venture in Japan.

    Ciphergen Biosystems, K.K. in Japan was formed in January 1999, as a joint venture with Sumitomo Corporation, to distribute our products in Japan. The joint venture was established with

Sumitomo having majority ownership, with transfer of majority ownership to us to be accomplished on a pre-determined formula basis as early as the first quarter of 2002. The joint venture currently has eight employees, consisting of three field research scientists, one program manager and four administrative and support personnel. The Joint Venture Agreement is for ten years from January 1999. We invested $315,000 for 30% of Ciphergen Biosystems, K.K. In March 1999, we signed a Distribution and Marketing Agreement granting Ciphergen Biosystems, K.K. the exclusive right to distribute our products in Japan for ten years, and we were paid $315,000 by Ciphergen Biosystems, K.K.

    Our sales and marketing organization as of March 15, 2000, including Ciphergen Biosystems, K.K., consisted of 32 employees, 17 of whom have Ph.D. degrees. We intend to significantly increase the size of our organization over the next 12 months, expanding in North America, Europe and Asia.

EXISTING CUSTOMERS

    The following is a list of our customers:

PHARMACEUTICAL AND BIOTECHNOLOGY               ACADEMIC AND GOVERNMENT

Alkermes, Inc.                                 Dana Farber Cancer Center
Amgen, Inc.                                    Duke Medical School
Amylin Pharmaceuticals, Inc.                   Harvard Brigham and Women's Hospital
Antex Biologics, Inc.                          Harvard Massachusetts General Hospital
AstraZeneca plc                                Imperial College Prion Unit
Boehringer-Ingelheim Pharmaceuticals, Inc.     John Innes Institute
Cambridge Antibody Technology Group plc        Johns Hopkins Medical School
Cantab Pharmaceuticals plc                     Massachusetts Institute of Technology
Creative Biomolecules, Inc.                    MD Anderson Cancer Center
Elan Pharmaceuticals Research Corp.            Medical Research Council (Cambridge)
GeminX Biotechnologies, Inc.                   National Cancer Institute, National
Genome Therapeutics Corp.                      Institutes
GlaxoWellcome plc                              of Health
Human Genome Sciences, Inc.                    Royal Free Hospital School of Medicine
Matritech, Inc.                                St. Mary's Hospital Medical School
Merck & Co., Inc.                              Stanford University
Morinaga Milk Industry Company, Ltd.           University of California, San Francisco
Novo Nordisk A/S (Zymogenetics)                Cancer   Center
Parke Davis & Co.                              University of British Columbia
Pioneer Hi-Bred International, Inc.            University of East Anglia
Rhone Poulenc Rorer, Inc.                      University of Maryland
Riken BSI                                      University of Massachusetts
Roche Vitamins, Inc.                           University of Notre Dame
Schering Plough Corp.                          U.S. Army, Medical Research Institute
SmithKline Beecham plc                         Veterans Administration Hospital, Loma Linda
Tanabe Pharmaceuticals Co., Ltd.               Virginia Prostate Center
Yamanouchi Pharmaceuticals Co., Ltd.

    Morinaga Milk Industry Company, Ltd., Riken BSI, Tanabe Pharmaceuticals and Yamanouchi Pharmaceuticals are customers of our Japanese distributor, Ciphergen Biosystems, K.K. In 1999, Ciphergen Biosystems, K.K. accounted, for 11% of our revenue.

RESEARCH AND DEVELOPMENT

    Our ProteinChip System is a single technology platform that we believe can be easily optimized for use in multiple markets. This flexibility allows for new applications and products in one field to be introduced rapidly to others. Our research and development expenditures were $2.9 million in 1999, $4.6 million in 1998 and $3.2 million in 1997. The total expenditures for 1997 and 1998 included expenses related to stock issuance to acquire IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc.

    We have ongoing technology development programs in our ProteinChip Arrays, materials, surface chemistries, high-density biochip formats and manufacturing processes. In applied research, we are developing new applications in differential protein expression, quantitative protein interaction assays and protein characterization.

    Our research and development efforts related to our ProteinChip Readers, includes research in the automation of sample introduction, high-sensitivity detection, improvement in system resolution and quantitation. In addition, we are developing new SELDI-based accessories for high resolution, tandem mass spectrometry, whose capabilities will further enhance our ProteinChip System.

MANUFACTURING

    We manufacture our ProteinChip Readers and Arrays in our Palo Alto, California facilities. We rely upon suppliers for certain components of our ProteinChip System, including Stanford Research Systems that also performs specified design services for certain components of our ProteinChip Reader. We perform final assembly and quality control on our ProteinChip Reader at our facilities. We purchase extruded aluminum for our ProteinChip Arrays from a third-party supplier. The ProteinChip Arrays are etched and base coated by external vendors. We apply all chemistries to the ProteinChip Arrays and perform final quality control at our facilities. We intend to continue and may extend the subcontracting portions of our manufacturing processes when we think it best leverages the suppliers' manufacturing experience, reduces costs or improves our ability to meet customer demand.

INTELLECTUAL PROPERTY

    As of March 15, 2000, we owned, co-owned or licensed a patent portfolio of five issued U.S. patents and 17 pending U.S. patent applications, as well as seven issued foreign patents, 41 pending foreign patent applications and one international patent application filed under the Patent Cooperation Treaty. This portfolio of patent properties includes four issued U.S. patents, five pending U.S. patent applications, two issued foreign patents and three pending foreign patent applications directed to the core SELDI technology. We licensed these patents and patent applications in the field of life sciences for laboratories and laboratory environments doing bioanalytic or biological measurements or assays from Molecular Analytical Systems, which has an exclusive license on the properties from the original assignee, Baylor College of Medicine. Our rights under these sublicenses are set forth in agreements between Molecular Analytical Systems, Inc., the exclusive licensee of the Baylor patents, and our subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. We have received a letter from Molecular Analytical Systems expressing non-specific concerns that we are using the licensed technology in a manner that it claims exceeds the scope of the sublicense grants. Molecular Analytical Systems makes a further non-specific claim that we are misrepresenting the scope of our rights to third parties. We believe that this matter can be resolved satisfactorily. Our portfolio also includes ten pending U.S. patent applications, 30 pending foreign patent applications and one international patent application filed under the Patent Cooperation Treaty directed to applications of SELDI technology for research, diagnostics and drug screening, as well as to mass spectrometer instrumentation, software and chip arrays. These properties are assigned or are expected to be assigned to us. Our portfolio also includes one issued U.S. patent, one pending U.S. patent application, one issued foreign patent and eight pending foreign patent applications directed to methods of determining the amino acid sequence of polypeptides. We licensed these properties from Rockefeller University and Scripps Research Institute. Our portfolio also includes four issued foreign patents directed to devices for and methods in mass spectrometry. We licensed these properties from Rockefeller University. Our portfolio also includes one pending U.S. patent application directed to methods of screening phage display libraries.

We co-own this application with IntraImmune Therapies, Inc. through assignments from the inventors. We also rely on trade secrets, know-how, continuing technological development and licensing opportunities to develop and maintain a competitive position in the market.

COMPETITION

    Although we believe that we are currently the only company selling and delivering products with an integrated separations and molecular weight detection biochip platform for proteomics research, we expect to encounter intense competition from a number of companies that offer competing products. We anticipate that competition will come primarily from companies providing products that incorporate established technologies, such as gel electrophoresis, liquid chromatography and mass spectrometry.

    In order to compete effectively, we will need to demonstrate the advantages of our ProteinChip System over well-established alternative technologies and products. We will also need to demonstrate the potential economic value of our ProteinChip products relative to these conventional technologies and products. Some of the companies that provide these products include the Applied Biosystems division of PE Biosystems, Inc. Amersham Pharmacia Biotech, Boehringer-Mannheim, Qiagen and several smaller reagent and equipment companies. Our future success will depend in large part on our ability to establish and maintain a competitive position with respect to these and future technologies.

    We plan to offer proteomics services in the future through our Biomarker Discovery Centers. Our Biomarker Discovery Centers may compete with companies in the proteomics services area. We expect an increasing number of companies to provide proteomics services in the future.

    In many instances, our competitors have or will have substantially greater financial, technical, research, and other resources and larger, more established marketing, sales, distribution, and service organizations than we do. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. Our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with respect to our technologies.

EMPLOYEES

    As of March 15, 2000, we had 60 full-time employees worldwide, including 24 in sales and marketing, 16 in research and development, ten in manufacturing and ten in administration. 25 of our employees have Ph.D. degrees in chemistry, biology or biochemistry and many are experts in software and engineering. We have also contracted with an additional nine individuals. Ciphergen Biosystems, K.K. in Japan employs eight people. None of our employees is covered by a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES

    We currently lease 17,000 square feet in Palo Alto, California. The lease expires on June 30, 2000. We have leased a 30,000 square foot facility in Fremont, California, approximately 13 miles from our current location and will move all Palo Alto operations to this new facility during the second quarter of 2000. The lease for the new facility expires in March 2008.

LEGAL PROCEEDINGS

    We are not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table sets forth certain information regarding our executive officers, key employees and directors as of March 15, 2000:

NAME                                                AGE                               POSITION
----                                        --------------------                      --------
William E. Rich, Ph.D.....................           55            President, Chief Executive Officer and Director
James H. Stanford.........................           61            Vice President and Chief Financial Officer
David A. DeNola...........................           49            Vice President, Operations
Robert M. Maurer..........................           47            Vice President, Business Development
Christopher A. Pohl.......................           48            Vice President, Research and Development
John A. Young.............................           67            Chairman of the Board of Directors
Michael J. Callaghan......................           47            Director
Barbara J. Dalton, Ph.D...................           46            Director
Jean-Francois Formela, M.D................           43            Director
William R. Green, Ph.D....................           49            Director
James L. Rathmann.........................           48            Director
Daniel Vapnek, Ph.D.......................           61            Director

    WILLIAM E. RICH, PH.D., joined us in September 1994, as our President and Chief Executive Officer and as a director. Prior to joining us, Dr. Rich was Senior Vice President of Sepracor, Inc. from 1991 to 1994, and President of BioSepra, which was spun off by Sepracor. Prior to joining Sepracor, he was Senior Vice President of Dionex Corporation and from 1975 to 1990, he had responsibility for both the Marketing and Sales and Research and Development departments at various times during his tenure there. Dr. Rich received a B.S. in Chemistry from Carson Newman College and a Ph.D. in Chemistry from the University of North Carolina, Chapel Hill and conducted post-doctoral research in biochemistry at Duke University.

    DAVID A. DENOLA joined us in January 2000, as Vice President, Operations. Prior to joining us he was Chief Operating Officer of Gamida-Cell, a cell therapy company in Israel, from March 1999 to January 2000. From September 1997 to March 1999, he was Vice President and Deputy General Manager of CBD Technologies, an agricultural biotechnology company in Israel. From August 1994 to August 1997, he held positions of Director of Operations, Business Development Manager and Chief Operating Officer at Diagenetics, Ltd. in Israel. From 1992 to 1993, he served as Director of Operations at Tago Immunologicals, a division of Biosource International, an antibody company from 1991 to 1992, he was Manager of Contract Manufacturing at Somatix Therapy, a parenteral drug company. Mr. DeNola received a B.A. in Genetics from the University of California, Berkeley, and a post-graduate degree in Business from the Technion College in Israel.

    ROBERT M. MAURER joined us in June 1999, on a consulting basis and became a full time employee as Vice President, Business Development in February 2000. Prior to joining us he was an independent consultant in biomedical business development, technology licensing and corporate strategy from March 1999 to February 2000. Prior to that he served as Vice President of Business Development at Avigen Corporation, a gene delivery system company, from November 1996 to February 1999. From June to October 1996, he was an independent consultant. From November 1995 to June 1996, he was Vice President of Strategic Marketing at Promega Corporation, a life sciences company. From May 1995 to October 1995, he was an independent consultant. From February 1992 to April 1995, he was Chief Operating Officer, Secretary and Treasurer of Molecular Geriatrics Corporation, an Alzheimer's Disease research company. He received a B.A. from Carleton College and an M.B.A. from the Harvard Graduate School of Business.

    CHRISTOPHER A. POHL joined us in March 2000, as Vice President, Research and Development. Prior to joining us, he was Vice President of Dionex Corporation responsible for chemistry research and development and chemical products manufacturing. He joined Dionex in the early 1980's and has held various senior management positions in research and development. He holds 19 U.S. patents in a broad range of separations areas including chromotography, electrophoresis and solid phase extractions. He received a B.S. in Chemistry from the University of Washington.

    JAMES H. STANFORD joined us in January 1995, on a consulting basis and became a full-time employee in August 1997. He currently serves as our Vice President and Chief Financial Officer. Prior to joining us he was a Partner in the Financial Services Division of David Powell, Inc. from August 1994 to
August 1997, President, Chief Operating Officer and Chief Financial Officer of Adams Scientific, Inc. from 1991 to 1993, Vice President, Finance and Operations of Answer Systems, Inc. from 1990 to 1991, and Executive Vice President and Chief Financial Officer of Sequoia-Turner Corporation from 1982 to 1989. He received an A.B. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

    JOHN A. YOUNG has been one of our directors since our inception and became our Chairman in 1995. Mr. Young was President and Chief Executive Officer of Hewlett Packard Company from 1977 until his retirement in 1992. He serves as a director of other public life science companies, including SmithKline Beecham plc and Affymetrix Incorporated, and also serves as a director of Wells Fargo & Co., Chevron Corporation, Novell Incorporated, and Lucent Technologies Inc. He received a B.S.E.E. from Oregon State University and an M.B.A. from the Stanford Graduate School of Business.

    MICHAEL J. CALLAGHAN is Senior Vice President of MDS Capital Corporation and became one of our directors in 1998. Prior to joining MDS Capital in 1992, he was active in several general management positions. Mr. Callaghan began his career with Ernst & Young where he became a Chartered Accountant. He serves as a director of a public company: Systems Xcellence, Inc. He also serves as a director of several other private companies, including Apollo Biopharmaceuticals, Inc., Mitokor, Inc. and Redwood Microsystems, Inc. He received a B. Comm from McGill University and an M.B.A. from York University.

    BARBARA J. DALTON, PH.D., is a Vice President of S.R. One, Ltd., and became one of our directors in 1999. Prior to joining S.R. One in 1993, Dr. Dalton served for ten years as a research scientist at SmithKline Beecham. She was formerly a director of Genset, S.A., a public company and currently serves as a director of several private companies, including Gryphon Sciences, Molecular Mining Corporation, Physiome Sciences, Inc. and TerraGen Discovery, Inc. She received a B.S. in Biology from Pennsylvania State University and a Ph.D. in Microbiology and Immunology from the Medical College of Pennsylvania.

    JEAN-FRANCOIS FORMELA, M.D., is a General Partner of Atlas Venture and became one of our directors in March 2000. Prior to joining Atlas Venture in 1993, Dr. Formela was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough in the U.S. He is also a director of BioChem Pharma, a public company, and the following private companies, deCode Genetics, Exelixis, SGX and Variagenics. He holds an M.D. degree from Paris University School of Medicine and an M.B.A. from Columbia Business School.

    WILLIAM R. GREEN, PH.D., is President and Chief Executive Officer of Stanford Research Systems, Inc., which he joined in 1984 and with which we have a strategic partnership. He became one of our directors in 1995. He received a B.S.E.E. degree from Cornell University and M.S.E.E. and Ph.D. degrees from Stanford University. He also served as a post-doctoral fellow at the Ecole Polytechnique in France.

    JAMES L. RATHMANN has been President of Falcon Technology Management Corporation and a general partner of Falcon Technology Partners, L. P. since its founding in 1993. Mr. Rathmann has been one of our directors since our inception. He also serves as a director of several private companies, including Genomica Corporation and Array Biopharma Corporation. Prior to joining Falcon Technology in 1993, he was Senior Vice President of Operations at Soft-Switch, Inc. from 1984 to 1993. He received a B.A. in Mathematics from the University of Colorado and an M.S. in Computer Science from the University of Wisconsin.

    DANIEL VAPNEK, PH.D., held senior research positions at Amgen, Inc., from 1981 to his retirement in 1996, serving the last 13 years as Senior Vice President, Research. He has been one of our directors since our inception. Prior to Amgen, Dr. Vapnek was a faculty member in the Department of Molecular and Population Genetics at the University of Georgia from 1972 to 1981, becoming a Professor in 1981. He holds B.S. and Ph.D. degrees from the University of Miami in Florida.

BOARD COMPOSITION

    Our board of directors is currently comprised of eight directors. Our amended and restated bylaws authorize not fewer than five directors and not more than nine directors.

BOARD COMMITTEES

    Our board of directors has established an audit committee and a compensation committee.

AUDIT COMMITTEE

    The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions. It reviews with our management and our independent accountants the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent accountants, makes recommendations to the board of directors regarding the selection or our auditors, reviews the scope, fees and results of activities related to audit and non-audit services. Prior to March 2000, the audit committee responsibilities were conducted by the full board of directors, which met annually with representatives of our independent accountants, including executive sessions from which members of management were excused.

COMPENSATION COMMITTEE

    The compensation committee is chaired by James L. Rathmann, and has Barbara J. Dalton and John A. Young as members. Its principal responsibility is to administer our stock plans and to set the salary and incentive compensation, including stock option grants to the President and Chief Executive Officer.

DIRECTOR COMPENSATION

    Our seven outside directors serve without cash compensation. In
November 1999, September 1998 and September 1997, outside directors or the institutions they represent were each awarded non-statutory options for 20,000 shares of our common stock, with each option granted vesting monthly over 12 months. In March 2000, John A. Young, the Chairman of our board, was granted non-statutory options to acquire 200,000 shares, half vesting immediately and half vesting monthly over 24 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.

    We have obtained directors and officers' insurance providing indemnification for all of our directors, officers and employees for certain liabilities. Prior to closing of this offering we will enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, out of such person's services as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. At present, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned during the year ended December 31, 1999, by our Chief Executive Officer and our other mostly highly compensated executive officer whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 1999. The executive officers listed in the table below are referred to as named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                          ANNUAL COMPENSATION     COMPENSATION AWARDS
                                                         ----------------------   -------------------
                                                                                      SECURITIES
                                                                                      UNDERLYING
NAME AND PRINCIPAL POSITIONS                             SALARY ($)   BONUS ($)       OPTIONS (#)
----------------------------                             ----------   ---------   -------------------
William E. Rich, Ph.D., ...............................    215,233     40,800           155,000
  President and Chief Executive Officer and Director
James H. Stanford, ....................................    176,191     24,302                --
  Vice President and Chief Financial Officer

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

    The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 1999.

                                                  INDIVIDUAL GRANTS (1)                    POTENTIAL REALIZABLE
                                   ----------------------------------------------------      VALUE AT ASSUMED
                                                   PERCENT OF                                 ANNUAL RATES OF
                                    NUMBER OF     TOTAL OPTIONS                                 STOCK PRICE
                                    SECURITIES     GRANTED TO                                  APPRECIATION
                                    UNDERLYING      EMPLOYEES     EXERCISE                  FOR OPTION TERM (2)
                                     OPTIONS        IN FISCAL      PRICE     EXPIRATION   -----------------------
NAME                               GRANTED (#)      YEAR (%)       ($/SH)       DATE       5% ($)        10% ($)
----                               ------------   -------------   --------   ----------   --------       --------
William E. Rich, Ph.D............     155,000          13           .50        5/10/09
James H. Stanford................          --          --            --             --

------------------------

(1) All options were granted under our 1993 Stock Option Plan. Options granted to employees under the plan generally vest over a five-year period in equal monthly installments. Options granted to directors generally vest over 12 months. The board retains sole discretion to modify the terms, including the price, of outstanding options.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon an assumed initial public offering price of
    $      per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                       AGGREGATE OPTION EXERCISES IN 1999
                        AND 1999 YEAR-END OPTION VALUES

    The following table provides summary information concerning stock options granted under our 1993 Stock Option Plan during the year ended December 31, 1999, and exercised options subject to repurchase held as of December 31, 1999, by each of the named executive officers:

                                  SHARES                    NUMBER OF SECURITIES             VALUE OF SHARES
                                 ACQUIRED      VALUE       SUBJECT TO REPURCHASE          SUBJECT TO REPURCHASE
NAME                            ON EXERCISE   REALIZED    AT DECEMBER 31, 1999 (#)     AT DECEMBER 31, 1999 ($)(1)
----                            -----------   --------   --------------------------   -----------------------------
William E. Rich...............    155,000          --             580,000
James H. Stanford.............         --          --             230,000

------------------------

(1) There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price
    of $   per share, less the aggregate exercise price of the options.

EMPLOYEE BENEFIT PLANS

1993 STOCK OPTION PLAN

    Our 1993 Stock Option Plan was adopted by the board of directors and approved by our stockholders in December 1993. The 1993 Stock Option Plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code and stock options that do not so qualify. The granting of incentive stock options is subject to the limitations set forth in the 1993 Stock Option Plan. Our directors, officers, employees and consultants are eligible to receive grants under the 1993 Stock Option Plan. The purpose of the 1993 Stock Option Plan is to promote the interests of us and our stockholders by encouraging and enabling eligible employees and other persons affiliated with us to acquire our stock. We believe that the granting of options will stimulate the efforts of these persons, strengthen their desire to remain with us, further align their interests with our success and assure a closer identification between them and us.

    The 1993 Stock Option Plan is administered by our board of directors, which, subject to the limitations on incentive stock options discussed above, has authority to determine the optionees, the number of shares covered by an option, the option exercise price, the term of the option, the vesting schedule and other terms and conditions. The 1993 Stock Option Plan, as amended, provides for the grant of options covering up to 5,825,000 shares of common stock. If an option expires, terminates, becomes unexercisable or is forfeited during the term of the 1993 Stock Option Plan without having been exercised in full, the shares subject to the unexercised portion of such plan will again be available for grant pursuant to the 1993 Stock Option Plan. In March 2000, the board of directors approved an additional 1,900,000 shares for the 1993 Stock Option Plan and recommended such action to the stockholders.

    As of March 15, 2000, options for a total of 2,571,136 shares of common stock are outstanding under the 1993 Stock Option Plan. In addition, 3,690,741 shares of common stock have been purchased under the 1993 Stock Option Plan pursuant to exercises of options. A total of 1,463,123 shares remain available for issuance under the 1993 Stock Option Plan.

401(K) PLAN

    We have established a tax-qualified employee savings and retirement plan, or 401(k) Plan, which covers all of our full-time U.S. employees who have completed at least three months of service. Under the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax-earnings, subject to the

Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by us on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Advisory Committee. The Advisory Committee has the responsibility of making all discretionary determinations under the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and so that our contributions, if any, will be deductible by us when made. The Trustee under the 401(k) Plan invests the account balance under the plan in accordance with an employee's written direction. To the extent an employee directs the investment of his or her account balance under the plan, ERISA relieves the Trustee from liability for any loss resulting from employee direction of the investment.

EMPLOYMENT AGREEMENTS

    We entered into an employment offer letter, dated August 25, 1997, with James H. Stanford, our Vice President and Chief Financial Officer. This letter provides for the acceleration of vesting of 100% of the options granted to Mr. Stanford and severance pay of not less than three month's pay and bonus in the event we are acquired by another company or group of investors and Mr. Stanford's employment is terminated for reasons other than gross misconduct, Mr. Stanford receives a cut in pay or responsibilities, or Mr. Stanford is required to move beyond reasonable commuting distance from his home.

                              CERTAIN TRANSACTIONS

    We have issued since our inception through March 15, 2000, in private placement transactions (collectively, the "Private Placement Transactions"), shares of preferred stock as follows: an aggregate of 3,054,400 shares of Series A preferred stock at $0.50 per share in February and July 1994, an aggregate of 6,627,457 shares of Series B preferred stock at $1.00 per share in March 1995, July 1996 and March 2000, an aggregate of 2,968,119 shares of
Series C preferred stock at $1.50 per share in April 1997, March 1998 and March 2000, an aggregate of 6,919,713 shares of Series D preferred stock at $2.00 per share in July and September 1998, January 1999 and March 2000, and an aggregate of 10,390,862 shares of Series E preferred stock at $2.75 per share in March 2000.

    Each share of preferred stock is convertible, without payment of additional consideration, into one share of common stock, and all of the 29,960,551 shares of preferred stock shall be converted into 29,960,551 shares of common stock upon closing of this offering.

    The following table summarizes the shares of preferred stock purchased by our greater than 5% stockholders, our directors and our executive officers in private placement transactions:

                                          SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                                          PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED
INVESTOR (1)                                STOCK       STOCK       STOCK       STOCK       STOCK
------------                              ---------   ---------   ---------   ---------   ---------
DIRECTORS AND EXECUTIVE OFFICERS
  John A. Young.........................    100,000          --     304,775     148,378      96,759
  William R. Green, Ph.D................         --     200,000     121,734          --      51,300
  William E. Rich, Ph.D.................         --     250,000      67,303          --          --
  Daniel Vapnek, Ph.D...................         --      50,000     100,000          --      27,159
  James H. Stanford.....................         --       5,000          --          --          --
  MDS Capital Corporation(2)............         --          --          --   2,500,000     452,649

ENTITIES AFFILIATED WITH DIRECTORS
  S.R. One, Ltd.(3).....................  1,375,660   1,743,696     671,441     207,404     363,636
  Atlas Venture(4)......................         --          --          --          --   3,796,941
  Stanford Research Systems, Inc.(5)....         --   1,657,239          --          --     300,059
  Falcon Technology Partners(6).........    749,834   1,578,671   1,414,532     678,368     727,273
  Lenita Rich (IRA)(7)..................         --          --          --      50,113      10,884
  Diana Young(8)........................         --      83,333          --          --      27,159
  Gregory Young(8)......................         --      83,333          --          --      27,159
  John Peter Young(8)...................         --      83,334          --          --      27,159
  China Development Industrial
    Bank(9).............................         --          --          --          --     103,891
  Central Investment Holding(9).........         --          --          --          --     103,891
  Bank Sinopac(9).......................         --          --          --          --     103,891
  Cheng Xin Venture Capital Corp.(9)....         --          --          --          --      51,963

5% STOCKHOLDERS
  William E. Rich, Ph.D.................         --     250,000      67,303          --          --
  MDS Capital Corporation...............         --          --          --   2,500,000     452,649
  S.R. One, Ltd.........................  1,375,660   1,743,696     671,441     207,404     363,636
  Atlas Venture.........................         --          --          --          --   3,796,941
  Falcon Technology Partners............    749,834   1,578,671   1,414,532     678,368     727,273
  T. William Hutchens...................         --          --          --          --          --
  Tai-Tung Yip..........................         --          --          --          --          --

------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Michael J. Callaghan, a director, is a Senior Vice President of MDS Capital Corporation.

(3) Barbara J. Dalton, Ph.D., a director, is a Vice President of
    S.R. One, Ltd.

(4) Jean-Francois Formela, M.D., a director, is a General Partner of Atlas Venture.

(5) William R. Green, Ph.D, a director, is President and Chief Executive Officer of Stanford Research Systems, Inc.

(6) James L. Rathmann, a director, is President of Falcon Technology Partners.

(7) William E. Rich, Ph.D., President and Chief Executive Officer and a director, is the spouse of Lenita Rich.

(8) John A. Young, Chairman of the board of directors, is the father of Diana, Gregory and John Peter Young.

(9) China Development Industrial Bank, Central Investment Holding, Bank Sinopac and Cheng Xin Venture Capital corporation are limited partners of MDS Capital Corporation, of which Michael J. Callaghan, a director, is Senior Vice President.

    Since our inception, we have issued, in conjunction with the issuance of certain convertible promissory notes (all of which have been converted) in private placement transactions and in conjunction with other financing transactions, warrants to purchase shares of preferred stock as follows: an aggregate of 53,334 shares of Series A preferred stock at $0.50 per share in December 1993 and September 1996, an aggregate of 393,668 shares of Series B preferred stock at $1.00 per share in March and October 1995 and January 1996, an aggregate of 83,400 shares of Series C preferred stock at $1.50 per share in April, September and November 1997, an aggregate of 165,955 shares of Series D preferred stock at $2.00 per share in February, March and August 1998, and 146,635 shares of Series E preferred stock at $2.75 per share in March 2000. The following table summarizes the number of preferred stock warrants granted to greater than 5% stockholders, directors, executive officers and entities affiliated with our executive officers and directors in private placement transactions (including 53,334 Series A warrants exercised in 1998, 280,668 Series B warrants exercised in 1999 and 2000, 38,400 Series C warrants exercised in 2000 and 165,000 Series D warrants exercised in 2000, by those listed in this table):

                                                               SERIES A    SERIES B    SERIES C    SERIES D
                                            PRINCIPAL AMOUNT    WARRANT     WARRANT     WARRANT     WARRANT
INVESTOR(1)                                     OF NOTES        SHARES      SHARES      SHARES      SHARES
-----------                                 ----------------   ---------   ---------   ---------   ---------
S.R. One, Ltd.............................     $1,721,683       53,334      139,054          --     26,250
Falcon Technology Partners................      1,250,784           --      127,558          --     22,500
William R. Green, Ph.D....................        240,000           --           --      38,400         --
John A. Young.............................        250,000           --           --          --     18,750

------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

    In October 1996 and September 1997, we issued an aggregate of 550,000 shares of Series B preferred stock to SRS under a joint development agreement with SRS entered into in February 1995. In connection with the agreement, SRS may be entitled to receive up to an additional 550,000 shares of Series B preferred stock upon the achievement of certain milestones.

    In February 1997, Dr. Green loaned us $240,000 evidenced by a promissory note. In addition, we issued to Dr. Green a warrant to purchase 38,400 shares of Series C preferred stock at an exercise price of $1.25 per share. The loan was fully repaid on March 3, 2000.

    In April 1997, we entered into an agreement to acquire all of the outstanding capital stock of IllumeSys Pacific, Inc. Under the agreement, we issued an aggregate of 9,831,476 shares of its common stock to IllumeSys shareholders, including 6,783,718 shares of common stock to Dr. Hutchens.

    In January 1998, the William E. Rich family loaned us $100,000 pursuant to a senior promissory note. The note accrued interest at a rate of 8 1/2% per annum. On March 26, 1998, we issued 67,303 shares of Series C preferred stock to the William E. Rich IRA at $1.50 per share and we repaid the outstanding principal balance and accrued interest on the note on March 31, 1998.

    In February 1998, we agreed with Ciphergen Technologies, Inc. ("CTI"), that we would acquire the 95% of the capital stock of CTI we did not then own in exchange for 1,075,000 shares of our common stock. The consummation of the acquisition was concurrent with the first closing of the Series D preferred stock offering on July 28, 1998. Drs. Hutchens and Yip were the principal shareholders of CTI.

    In March 1998, Drs. Rich and Hutchens, Mr. Stanford and Dr. Yip exercised incentive stock options totaling 1,925,000 shares with five-year promissory notes totaling $296,250. In May 1998, Mr. Stanford exercised an incentive stock option for 100,000 shares with a $50,000 five-year promissory note. In
December 1998, a $200,000, five-year promissory note was executed by Dr. Rich, secured by his personal residence. In September 1999, Dr. Rich entered into a five-year promissory note for $47,548, which represented a renewal of a $35,000 promissory note of September 1994 plus accumulated interest. In November 1998, a $30,000, five year promissory note was executed by Dr. Rich, representing renewal of a $30,000, four year promissory note executed by Dr. Rich in November 1994.

    In September 1999, Dr. Rich exercised an incentive stock option for 155,000 shares with a $77,500, five-year promissory note. In March 2000, Dr. Rich exercised an incentive stock option for 200,000 shares with a $300,000 five-year promissory note.

    From June 1996 to March 1999, SRS provided space to us at no charge so that we could begin manufacturing operations of our ProteinChip Reader. SRS charged us on an hourly basis for the use of SRS purchasing personnel who ordered materials from vendors for ProteinChip Reader production. SRS charged us the suppliers' prices without markup and invoiced us monthly. In March 1999, we relocated our manufacturing operations to our Palo Alto headquarters and instituted direct purchases of materials. SRS continues as a supplier of certain components of our ProteinChip Reader but no longer purchases from other suppliers for us. We believe that the price and quality of products made and supplied by SRS are competitive with available alternatives. From June 1996 to September 1999, we paid SRS $2.4 million for externally purchased parts, SRS staff time and SRS manufactured parts.

    Our SELDI technology was acquired via royalty-bearing sub-licenses. The technology was developed by Drs. Hutchens and Yip when they were employed at the Baylor College of Medicine. Several patent applications have been filed under the names of Drs. Hutchens and Yip and assigned to Baylor.

    In 1993, Molecular Analytical Systems, or MAS, owned primarily by Drs. Hutchens and Yip, obtained an exclusive worldwide license to the SELDI technology from Baylor. In 1997, MAS granted an exclusive sub-license for a broad range of applications in the life science research market to IllumeSys Pacific, Inc., or IPI, and an exclusive sub-license for a broad range of applications in other life science markets, including clinical diagnostics and consumer products, to ISP Acquisition Corporation, later named Ciphergen Technologies, Inc., or CTI. Exclusive rights for a broad range of applications in the field of therapeutic drug discovery were shared between IPI and CTI.

    In April 1997, we acquired 100% of the stock of IPI and 5% of the stock of CTI. In July 1998, we acquired the remaining 95% of the stock of CTI concurrent with the first closing of the Series D preferred stock offering. MAS retained for itself rights to SELDI for non-life science applications and for life science applications that do not involve biological or bioanalytical measurements or assays performed in laboratories or laboratory environments.

    We entered into an employment agreement, dated April 7, 1997, with Tai-Tung Yip, our Director of Research. It provides for an annual base salary of $100,000 per year and for a discretionary bonus.

Mr. Yip's term of employment under the agreement is three years and we have the right to terminate Mr. Yip's employment with cause.

    We believe the foregoing transactions were in our best interests. It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2000, and as adjusted to reflect the sale of common stock offered hereby for:

    - each person known by us to own beneficially more than 5% of our common stock;

    - each of the our directors;

    - our Chief Executive Officer and our other most highly compensated executive officer; and

    - our executive officers and directors as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o Ciphergen Biosystems, Inc., 490 San Antonio Road, Palo Alto, California, 94306. The table includes all shares of common stock issuable within 60 days of March 15, 2000, upon the exercise of options and warrants beneficially owned by the indicated stockholders on that date based on options and warrants outstanding as of March 15, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 46,427,808 shares of common stock outstanding as of March 15, 2000, in each case together with applicable options and warrants for that stockholder. Shares of common stock issuable upon exercise of options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                             PERCENT BENEFICIALLY
                                                                                   OWNED (1)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING    OFFERING
----------------                                              ------------   ---------   ---------
T. William Hutchens ........................................    7,525,468      16.2%
  132 Palmer Avenue
  Mountain View, CA 94043

James L. Rathmann (2) ......................................    5,258,678      11.3%
  Falcon Technology Partners
  600 Dorsett Road
  Devon, PA 19333

Falcon Technology Partners .................................    5,198,678      11.2%
  600 Dorsett Road
  Devon, PA 19333

Barbara J. Dalton (3) ......................................    4,521,837       9.7%
  S.R. One, Limited
  Four Tower Bridge
  200 Barr Harbor Drive, Suite 250
  W. Conshohocken, PA 19428

S.R. One, Limited ..........................................    4,521,837       9.7%
  Four Tower Bridge
  200 Barr Harbor Drive, Suite 250
  W. Conshohocken, PA 19428

                                                                             PERCENT BENEFICIALLY
                                                                                   OWNED (1)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING    OFFERING
----------------                                              ------------   ---------   ---------
Jean-Francois Formela (4) ..................................    3,796,941       8.2%
  Atlas Venture
  222 Berkeley Street
  Boston, MA 02116

Atlas Venture ..............................................    3,796,941       8.2%
  222 Berkeley Street
  Boston, MA 02116

Tai-Tung Yip (5)............................................    3,410,148       7.3%

William E. Rich (6).........................................    3,293,300       7.0%

Michael J. Callaghan (7) ...................................    2,972,649       6.4%
  MDS Capital Corporation
  100 International Blvd.
  Etobicoke, Ontario, Canada M9W 6J6

MDS Capital Corporation ....................................    2,952,649       6.4%
  100 International Blvd.
  Etobicoke, Ontario, Canada M9W 6J6

William R. Green (8) .......................................    2,940,332       6.3%
  Stanford Research Systems, Inc.
  1290 D Reamwood Avenue
  Sunnyvale, CA 94089

John A. Young (9) ..........................................    1,181,389       2.5%
  3200 Hillview Avenue
  Palo Alto, CA 94304

James H. Stanford (10) .....................................      415,000         *

Daniel Vapnek (11) .........................................      277,159         *
  414 Plaza Rubio
  Santa Barbara, CA 93103

All directors and executive officers as group (nine            24,657,285      51.6%
  persons) (12).............................................

------------------------

   * less than one percent of outstanding shares

 (1) Assumes total conversion of preferred stock into common stock and includes all shares of common stock issuable (as of March 15, 2000) upon the exercise of outstanding options (including unvested options) held by the above listed stockholders and upon the exercise of outstanding warrants held by the above listed stockholders. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals named above is c/o Ciphergen Biosystems, Inc., 490 San Antonio Road, Palo Alto, California 94306.

 (2) Includes 40,000 shares in the name of James L. Rathmann, a director, issuable upon exercise of stock options, 20,000 shares of common stock currently owned by Mr. Rathmann and 135,000 shares in the name of Falcon Technology Partners, of which Mr. Rathmann is a General Partner, issuable upon exercise of preferred stock warrants.

 (3) Includes 60,000 shares in the name of S.R. One, Ltd. issuable upon exercise of stock options and 138,750 shares issuable upon exercise of preferred stock warrants. Barbara Dalton, a director, is a Vice President of S.R. One.

 (4) Jean-Francois Formela, a director, is a General Partner of Atlas Venture.

 (5) Includes 14,584 shares issuable upon exercise of a stock option and 20,416 shares of common stock in the name of Christine Yip, an employee, who is Dr. Yip's spouse, and 50,000 shares subject to repurchase in the event of employment termination, as part of an early option exercise agreement.

 (6) Includes 50,113 shares of Series D preferred stock and 10,884 shares of Series E preferred stock held in an Individual Retirement Account and 10,000 shares of common stock held by Lenita L. Rich, a former employee, who is Dr. Rich's spouse. Includes 710,667 shares subject to repurchase in the event of employment termination, as part of an early option exercise agreement.

 (7) Includes 20,000 shares issuable upon exercise of a stock option grant to Michael J. Callaghan. Includes shares owned by three funds affiliated with MDS Capital Corporation. Michael J. Callaghan, a director, is Senior Vice President of MDS Capital Corporation.

 (8) Includes 550,000 shares of Series B preferred stock issuable upon completion of certain milestones under a product development agreement between Stanford Research Systems, Inc. and us. William R. Green, a director, is President and Chief Executive Officer of Stanford Research Systems, Inc.

 (9) Includes 250,000 shares of Series B preferred stock and 200,000 shares of common stock, 10,000 shares of which is subject to repurchase as part of an early stock exercise agreement, are in the names of Mr. Young's three adult children and 18,750 shares issuable upon the exercise of Series D preferred stock warrants.

 (10) Includes 215,000 shares subject to repurchase in the event of employment termination as part of an early option exercise agreement.

 (11) Includes 100,000 shares issuable upon exercise of stock options.

 (12) Includes 880,000 shares issuable upon exercise of stock options, 292,500 shares issuable upon exercise of preferred stock warrants, 550,000 shares of Series B preferred stock issuable upon completion of certain milestones by Stanford Research Systems, Inc. under a product development agreement between Stanford Research Systems, Inc. and us. A total of 945,667 shares are subject to repurchase in the event of employment termination as part of early option exercise agreements for two executive officers and two outside directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our Certificate of Incorporation, which will become effective upon the
closing of this offering, authorizes the issuance of up to          shares of
common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of March 15, 2000, 16,467,257 shares of common stock were issued and outstanding and 29,960,551 shares of preferred stock convertible into 29,960,551 shares of common stock upon the completion of this offering were issued and outstanding. As of March 15, 2000, we had 112 common stockholders of record.

    Immediately after the closing of this offering, we will have       shares of
common stock outstanding, assuming no exercise of options to acquire 2,571,136 additional shares of common stock or warrants to purchase 280,590 additional shares of preferred stock convertible into 280,590 shares of common stock that are outstanding as of the date of this prospectus.

    The description below gives effect to the filing of the Certificate of Incorporation and the adoption of the Amended and Restated Bylaws. The following summary is qualified in its entirety by reference to our Certificate and Amended and Restated Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassesable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.

WARRANTS

    We have issued and outstanding warrants to purchase an aggregate of 280,590 shares of our preferred stock convertible into 280,590 shares of common stock, excluding warrants which will expire without exercise prior to consummation of this offering, which are assumed included in preferred stock outstanding immediately prior to this offering.

REGISTRATION RIGHTS

DEMAND REGISTRATION

    According to the terms of an investors rights agreement dated March 3, 2000, beginning six months after the closing of this offering, the holders of shares of common stock shall have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be resold to the public. To demand such a registration, holders who hold together an aggregate of at least 50% of the shares having registration rights must request that the registration statement register shares for an aggregate offering price of at least $5,000,000, net of underwriting discounts and commissions. We are not required to effect more than two demand registrations. We may defer the filing of a demand registration for a period of up to 120 days once in any 12-month period.

PIGGYBACK REGISTRATION

    If we register in a public offering any of our securities, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction, the holders of demand registration rights will have the right to include their shares in the registration statement.

FORM S-3 REGISTRATION

    At any time after we become eligible to file a registration statement on Form S-3, holders of shares of common stock having demand and piggyback registration rights may require us to file a Form S-3 registration. We are obligated to file only one Form S-3 registration statement in any 12-month period. We are also not obligated to file a Form S-3 within 180 days after any registered offering by us, except for a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction. Further, the aggregate offering proceeds of the requested Form S-3 registration, before deduction of underwriting discounts and expenses, must be at least $1,000,000. We may defer one registration request in any 12-month period for 120 days.

    The registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number shares of common stock to be included in the registration. We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders requesting the demand registration. The investors rights agreement also contains our commitment to indemnify the holders of registration rights for losses attributable to statements or omissions by us incurred with registrations under the agreement. The registration rights terminate six years from the closing of this offering.

    The holders of Preferred Stock, certain holders of warrants to purchase Preferred Stock and certain holders of our Common Stock are parties with us to an investor rights agreement (the "Investor Rights Agreement"), pursuant to which those holders have customary demand and piggyback registration rights with respect to the shares of Common Stock held or to be issued upon conversion or exercise of their Preferred Stock and warrants, respectively. In addition, the holders of Preferred Stock are entitled to receive quarterly and annual financial statements, subject to certain conditions and limitations. Copies of the Investor Rights Agreement setting forth such rights will be furnished to investors upon request.

EFFECT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND
  THE DELAWARE ANTI-TAKEOVER LAW

    Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock. In addition, we are subject to Section 203 of the Delaware General Corporation which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    - prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, shares currently outstanding will be available for sale immediately after this offering.

SALES OF RESTRICTED SECURITIES

    Upon completion of the offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding
warrants after March 15, 2000. Of these outstanding shares, the       shares
sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 46,427,808 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.......................................          shares
90 days after effective date................................          shares
180 days after effective date...............................          shares
More than 180 days after effective date.....................          shares

RULE 144

    In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately       shares immediately after the offering

    - the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1933, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

    We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, subject to limited exceptions.

    We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 1993 Stock Option Plan. This registration statement is expected to be filed within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

    Pursuant to the terms of an underwriting agreement dated , 2000, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom SG Cowen Securities Corporation, ING Barings LLC and Warburg Dillon Read LLC are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
SG Cowen Securities Corporation.............................
ING Barings LLC.............................................
Warburg Dillon Read LLC.....................................
                                                                  -------
  Total.....................................................
                                                                  =======

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    We have granted to the underwriters an option to purchase up to an aggregate
of       additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less a concession not in excess of $ per share. Securities dealers may reallow a
concession not in excess of $      per share to other dealers. After the shares
of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase       additional shares described below.

                                                          WITHOUT
                                            PER SHARE      OPTION      WITH OPTION
                                            ---------   ------------   -----------
Public offering price.....................
Underwriting discount.....................
Proceeds, before expenses, to Ciphergen...

    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.4 million.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

    We, our executive officers and directors and certain of our other existing stockholders have agreed not to directly or indirectly do any of the following, whether any transaction described in clause (1) or (2) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of SG Cowen on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

    (1) offer, sell or otherwise dispose of, or enter into any transaction or arrangement which is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

       - the common stock sold under this prospectus

       - shares of common stock we issue under employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights

    (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under option plans existing on the date hereof

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

    We have applied for inclusion of our common stock on the Nasdaq National Market under the symbol "CIPH", subject to official notice of issuance.

    Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of common stock.

    The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it was to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    At our request, the underwriters have reserved up to   % shares of the
common stock offered by this prospectus for sale to our directors and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

    SG Cowen Securities Corporation owns 146,635 shares of our Series E preferred stock. The shares of Series E preferred stock will convert into an equal number of shares of common stock upon completion of the initial public offering.

    Certain of the representatives and their affiliates have in the past, and may in the future, provide investment banking, financial advisory and other services to us for which these representatives receive customary fees and commissions.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered buy this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

    You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    As a result of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                           CIPHERGEN BIOSYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Accountants...........................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Stockholders' Deficit............    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

  Ciphergen Biosystems, Inc.

    The reincorporation described in Note 14 to the consolidated financial statements has not been consummated at the date of our opinion. When it has been consummated, we will be in a position to furnish the following report.

    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Ciphergen Biosystems, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

San Jose, California
March 6, 2000, except for Note 14 for
  which the date is April   , 2000

                           CIPHERGEN BIOSYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                 DECEMBER 31,         EQUITY AT
                                                              -------------------   DECEMBER 31,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,002   $  2,799
  Accounts receivable, net of allowance for doubtful
    accounts of $40 and $100, respectively..................     1,072        998
  Inventories, net..........................................       730        722
  Prepaid expenses and other current assets.................       231        322
                                                              --------   --------
      Total current assets..................................     9,035      4,841
Property and equipment, net.................................       791        867
Notes receivable from related party.........................       256        261
Investment in joint venture.................................        --        156
Other long-term assets......................................        --         22
                                                              --------   --------
  Total assets..............................................  $ 10,082   $  6,147
                                                              ========   ========
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    821   $    770
  Accrued liabilities.......................................       740        931
  Deferred revenue..........................................       377        295
  Current portion of capital lease obligations..............        52        121
  Current portion of long-term debt.........................       429        366
  Line of credit............................................        --        825
                                                              --------   --------
      Total current liabilities.............................     2,419      3,308
Capital lease obligations, net of current portion...........       105        184
Long-term debt, net of current portion......................       276        299
Deferred revenue............................................        --        297
                                                              --------   --------
      Total liabilities.....................................     2,800      4,088
                                                              --------   --------
Commitments (Note 6)
  Convertible preferred stock, $0.001 par value,
    Authorized: 30,000,000 shares
    Issued and outstanding: 18,574,954 shares at December
      31, 1998 and 19,141,289 shares at December 31, 1999;
      none pro forma (unaudited)............................    24,264     25,339     $     --
                                                              --------   --------     --------
    (Liquidation value: $25,834)
Stockholders' equity (deficit):
  Common stock, $0.001 par value,
    Authorized: 60,000,000 shares
    Issued and outstanding: 15,956,850 shares at December
      31, 1998 and 15,936,960 shares at December 31, 1999;
      35,078,249 shares pro forma (unaudited)...............        16         16           35
  Additional paid-in capital................................     6,297     10,161       35,481
  Notes receivable from stockholders........................      (386)      (488)        (488)
  Deferred stock compensation...............................    (1,308)    (3,687)      (3,687)
  Accumulated deficit.......................................   (21,601)   (29,282)     (29,282)
                                                              --------   --------     --------
      Total stockholders' equity (deficit)..................   (16,982)   (23,280)    $  2,059
                                                              --------   --------     ========
        Total liabilities, mandatorily redeemable
          convertible preferred stock and stockholders'
          equity (deficit)..................................  $ 10,082   $  6,147
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenue.....................................................  $ 1,283    $ 2,933    $ 5,010
Cost of revenue.............................................    1,001      1,066      1,669
                                                              -------    -------    -------
      Gross margin..........................................      282      1,867      3,341
                                                              -------    -------    -------
Operating expenses:
  Research and development..................................    3,205      4,566      2,933
  Sales and marketing.......................................    1,310      2,629      4,513
  General and administrative................................    1,263      1,422      2,176
  Amortization of deferred stock compensation...............      119        880      1,344
  Write-off of acquired in-process technology...............      968        537         --
                                                              -------    -------    -------
      Total operating expenses..............................    6,865     10,034     10,966
                                                              -------    -------    -------
Loss from operations........................................   (6,583)    (8,167)    (7,625)

Interest income.............................................       15        175        245
Interest expense............................................     (236)      (488)      (179)
Other income (expense), net.................................       (5)       170         37
Equity in net loss of joint venture.........................       --         --       (159)
                                                              -------    -------    -------
Net loss....................................................  $(6,809)   $(8,310)   $(7,681)
                                                              =======    =======    =======
Net loss per share:
  Basic and diluted.........................................  $ (1.01)   $ (0.72)   $ (0.52)
                                                              =======    =======    =======
  Shares used in computing net loss per share...............    6,749     11,558     14,877
                                                              =======    =======    =======
Pro forma net loss per share (unaudited):
  Basic and diluted.........................................                        $ (0.23)
                                                                                    =======
  Shares used in computing pro forma net loss per share.....                         33,939
                                                                                    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)

                                                                              NOTES
                                           COMMON STOCK       ADDITIONAL    RECEIVABLE      DEFERRED
                                        -------------------    PAID-IN         FROM           STOCK       ACCUMULATED
                                         SHARES     AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION      DEFICIT       TOTAL
                                        --------   --------   ----------   ------------   -------------   ------------   --------
Balances, December 31, 1996...........    2,494      $ 3       $   110        $ (35)         $    --        $ (6,482)    $ (6,404)
Issuance of common stock upon
  conversion of note payable..........        5       --             1           --               --              --            1
Issuance of common stock for
  acquisition.........................    4,916        5           732           --               --              --          737
Issuance of common stock for cash and
  notes receivable....................      138       --            11           (5)              --              --            6
Issuance of common stock for
  services............................    1,156        1           170           --               --              --          171
Issuance of warrants..................       --       --           165           --               --              --          165
Deferred stock compensation...........       --       --           830           --             (830)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --              119              --          119
Net loss..............................       --       --            --           --               --          (6,809)      (6,809)
                                         ------      ---       -------        -----          -------        --------     --------
Balances, December 31, 1997...........    8,709        9         2,019          (40)            (711)        (13,291)     (12,014)
Issuance of common stock for
  services............................    3,876        4         1,691           --               --              --        1,695
Issuance of common stock for cash and
  notes receivable....................    2,297        2           384         (346)              --              --           40
Issuance of common stock for
  acquisition.........................    1,075        1           536           --               --              --          537
Issuance of warrants..................       --       --           190           --               --              --          190
Deferred stock compensation...........       --       --         1,477           --           (1,477)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --              880              --          880
Net loss..............................       --       --            --           --               --          (8,310)      (8,310)
                                         ------      ---       -------        -----          -------        --------     --------
Balances, December 31, 1998...........   15,957       16         6,297         (386)          (1,308)        (21,601)     (16,982)
Issuance of common stock for
  services............................       27       --            14           --               --              --           14
Issuance of common stock for cash and
  notes receivable....................      787        1           365         (341)              --              --           25
Repurchase of common stock............     (834)      (1)         (238)         239               --              --           --
Deferred stock compensation...........       --       --         3,723           --           (3,723)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --            1,344              --        1,344
Net loss..............................       --       --            --           --               --          (7,681)      (7,681)
                                         ------      ---       -------        -----          -------        --------     --------
Balances, December 31, 1999...........   15,937      $16       $10,161        $(488)         $(3,687)       $(29,282)    $(23,280)
                                         ======      ===       =======        =====          =======        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(6,809)   $(8,310)   $(7,681)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      602        991        580
    Common stock issued for services........................      171      1,695         14
    Preferred stock issued for services.....................      275         83         --
    Amortization of deferred stock compensation.............      119        880      1,344
    Amortization of debt discount...........................       --         --         19
    Equity in net loss of joint venture.....................       --         --        159
    Preferred stock issued in lieu of interest..............       --         91         --
    Provision for obsolete inventory........................      134        117          5
    Write-off of acquired in-process technology.............      968        537         --
    Loss on disposal of fixed assets........................      155         67        164
    Provision for bad debts.................................       --         40         60
    Changes in operating assets and liabilities:
      Accounts receivable...................................       80     (1,105)        14
      Inventories...........................................     (921)      (545)         3
      Prepaid and other current assets......................      167       (114)       (91)
      Other long-term assets................................       --         --        (22)
      Accounts payable and accrued liabilities..............      433        322        140
      Deferred revenue......................................       (3)       334        215
                                                              -------    -------    -------
        Net cash used in operating activities...............   (4,629)    (4,917)    (5,077)
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (426)      (196)      (602)
  Issuance of notes receivable to related party.............       --       (226)        (5)
  Investment in joint venture...............................                           (315)
                                                              -------    -------    -------
        Net cash used in investing activities...............     (426)      (422)      (922)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of common stock options..........................        6         40         25
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................    2,640      9,665      1,019
  Exercise of preferred stock warrants......................       --         --         56
  Principal payments on capital lease obligations...........       --         --        (70)
  Proceeds from long-term debt..............................    2,183      2,742        467
  Repayments of long-term debt..............................     (257)      (522)      (526)
  Borrowing under line of credit............................       --         --      2,554
  Payments under line of credit.............................       --         --     (1,729)
                                                              -------    -------    -------
        Net cash provided by financing activities...........    4,572     11,925      1,796
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........     (483)     6,586     (4,203)
Cash and cash equivalents, beginning of year................      899        416      7,002
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   416    $ 7,002    $ 2,799
                                                              =======    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $   138    $   174    $   140

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of property and equipment under capital
    leases..................................................  $    --    $   186    $   218
  Common stock issued in exchange for fixed assets,
    purchased technology and assumption of liabilities......  $   737    $    --    $    --
  Common stock issued in exchange for notes receivable from
    stockholders............................................  $     5    $   346    $   341
  Preferred stock issued upon conversion of convertible
    notes payable...........................................  $     5    $ 4,000    $    --
  Issuance of warrants in connection with notes payable.....  $   165    $   190    $    --
  Common stock issued in acquisition of Ciphergen
    Technologies, Inc.......................................  $    --    $   537    $    --
  Repurchase of common stock for cancellation of note
    receivable..............................................  $    --    $    --    $   154

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Ciphergen Biosystems, Inc. (the "Company") develops, manufactures and sells ProteinChip Systems, which consist of disposable ProteinChip Arrays, ProteinChip Readers and ProteinChip Software for life science researchers. These products are primarily sold to biologists at pharmaceutical and biotechnology companies and academic and government research laboratories.

INITIAL PUBLIC OFFERING

    In February 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheets.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its three wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

    The Company reports its minority ownership interest in Ciphergen K.K., a joint venture, using the equity method of accounting.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISKS AND UNCERTAINTIES

    The Company's products and services are currently concentrated in a single segment of the life science research field which is characterized by rapid technological advances and changes in customer requirements. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents as of December 31, 1999 were deposited with financial institutions in the United States and exceed federally insured amounts. The Company also maintains cash deposits with one bank in the United Kingdom. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company's accounts receivable are derived from sales made to customers located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

INVENTORIES

    Inventories are stated at the lower of cost, using the average cost method, or market value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Gains and losses upon asset disposal are reflected in operations in the year of disposition.

LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the assets.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon product shipment provided no significant obligations remain and collections of the receivables are deemed probable.

RESEARCH AND DEVELOPMENT

    Research, design and development expenditures are charged to operations as incurred.

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, unearned compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

COMPREHENSIVE INCOME

    The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as net income (loss) plus revenues, expenses, gains, and losses that, under generally accepted accounting principles, are excluded from net income (loss). The Company's comprehensive income approximated net income for all periods presented.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiary is the U.S. dollar. All assets and liabilities denominated in foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the average rates of exchange prevailing during the period. Gains and losses resulting from foreign currency translations and transactions are included in the consolidated statements of operations and have not been significant.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if their effect is dilutive. Potential common shares include common stock subject to repurchase and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of convertible preferred stock.

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Net loss.........................................  $(6,809)   $(8,310)   $(7,681)
Weighted average shares..........................    6,749     11,558     14,877
                                                   -------    -------    -------
Basic and diluted net loss per share.............  $ (1.01)   $ (0.72)   $ (0.52)
                                                   =======    =======    =======

    The following table sets forth the potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1997       1998       1999
                                                      --------   --------   --------
Effect of dilutive securities:
  Convertible preferred stock outstanding...........   11,118     18,575     19,141
  Common stock subject to repurchase................    1,585      1,505      1,038
  Stock options outstanding.........................    2,177      1,021      1,305
  Warrants outstanding..............................      532        618        562
                                                       ------     ------     ------
                                                       15,412     21,719     22,046
                                                       ======     ======     ======

PRO FORMA STOCKHOLDERS' EQUITY AND PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Immediately prior to the effective date of the offering, all of the convertible preferred stock outstanding will automatically convert into common stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of December 31, 1999.

    Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issue, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share of 19,062,646 shares for the year ended December 31, 1999. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options, warrants and common stock subject to repurchase as their effect would be anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS
No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in significant derivative instruments.

    On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25, which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could effect our future earnings.

2. BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
INVENTORY, NET:
  Raw materials.............................................   $  434    $   471
  Work in process...........................................      160        102
  Finished goods............................................      136        149
                                                               ------    -------
                                                               $  730    $   722
                                                               ======    =======

PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................   $1,032    $ 1,472
  Computers and equipment...................................      254        304
  Furniture and fixtures....................................      193        241
                                                               ------    -------
                                                                1,479      2,017
  Less: Accumulated depreciation............................     (688)    (1,150)
                                                               ------    -------
                                                               $  791    $   867
                                                               ======    =======

    Property and equipment includes $186 and $402 of equipment under capital leases at December 31, 1998 and 1999, respectively. Accumulated amortization of assets under capital leases totaled $38 and $123 at December 31, 1998 and 1999, respectively.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ACCRUED LIABILITIES:
  Payroll and related expenses..............................    $391       $452
  Royalties.................................................      31         49
  Other accrued liabilities.................................     318        430
                                                                ----       ----
                                                                $740       $931
                                                                ====       ====

                           CIPHERGEN BIOSYSTEMS, INC.

3. INVESTMENT IN JOINT VENTURE

    In January 1999, the Company entered into a joint venture agreement with a Japanese company to form a limited liability corporation, Ciphergen Biosystems K.K., to be incorporated under the commercial code of Japan. The Company invested $315,000 in exchange for 30% ownership of the joint venture. Commencing with the fiscal year ending December 31, 2001, the Company has the option to purchase an additional 40% of Ciphergen Biosystems K.K. from its joint venture partner each year within 30 days of the receipt of the joint venture's audited financial statements. Such buyout option terminates automatically 30 days after the receipt of the joint venture's audited financial statements for the year ending December 31, 2004. The aggregate purchase price for the buyout option is the greatest of (i) 50,000,000 yen, (ii) 8% of the joint venture's net sales during the last fiscal year, or (iii) 40% of the joint venture's book value at the end of the last fiscal year. The Company's proportionate share of the joint venture's losses were recorded in the statement of operations as non-operating losses.

    In connection with the joint venture agreement, the Company entered into a distribution and marketing agreement with the joint venture whereby the joint venture would distribute the Company's products in the life science research markets in Japan. In exchange for providing trading, technical support, equipment demonstrations and seminars, the Company received a non-refundable payment of approximately $315,000. Such payment is included in deferred revenue and being amortized over a 10 year period.

4. LONG-TERM DEBT (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Notes payable to a financial institution, bearing interest
  between 14.8% and 17.8% collateralized by equipment and
  inventory, with principal and interest payable monthly
  through May 2000..........................................    $264       $ 29
Notes payable to a financial institution, bearing interest
  between 14.7% and 16.8%, collateralized by equipment, with
  principal and interest payable through August 2002........     326        584
Note payable to a related party, bearing interest at 18%,
  collateralized by certain equipment, with principal and
  interest payable monthly through March 2000...............     128         50
Note payable to a financial institution, bearing interest at
  6%, collateralized by certain equipment, with principal
  and interest payable monthly through November 2001........      11          7
                                                                ----       ----
                                                                 729        670
Unamortized discounts related to stock warrants (Note 8)....     (24)        (5)
                                                                ----       ----
                                                                 705        665
Less: Current portion.......................................     429        366
                                                                ----       ----
                                                                $276       $299
                                                                ====       ====

    The notes payable to financial institutions are subject to certain covenants, including restrictions on the payment of dividends and the sale of assets. At December 31, 1999, the Company was not in violation of any covenants.

                           CIPHERGEN BIOSYSTEMS, INC.

4. LONG-TERM DEBT (IN THOUSANDS) (CONTINUED)
    Principal payments on notes payable at December 31, 1999 were as follows:

2000........................................................    $366
2001........................................................     182
2002........................................................     117
                                                                ----
                                                                $665
                                                                ====

5. LINE OF CREDIT

    On June 23, 1999, the Company entered into a loan and security agreement with a bank for a line of credit. At December 31, 1999, the Company had $825,000 outstanding under a $1,500,000 revolving line of credit for which the borrowing base is equal to 80% of the Company's eligible domestic accounts receivable and 75% of the Company's eligible foreign accounts receivable as determined by the lender. The line of credit matures on June 22, 2000. Interest is calculated daily at 0.75% above the prime rate based on a 360 day year. The line is collateralized by accounts receivable and other assets of the Company. The Company is subject to certain covenants, including restrictions on dividend payments and maintenance of certain financial ratios. The Company was not in violation of any covenants at December 31, 1999.

6. COMMITMENTS

CAPITAL LEASES

    The Company leases certain machinery and equipment under capital lease agreements with an independent finance company which expire through December 2002.

    As of December 31, 1999, future minimum lease payments under capital lease agreements were as follows (in thousands):

2000........................................................   $ 158
2001........................................................     126
2002........................................................      84
                                                               -----
Total minimum lease payments................................     368
Less: Amount representing interest..........................     (63)
                                                               -----
Present value of minimum lease payments.....................     305
Less: Current portion.......................................    (121)
                                                               -----
Non-current portion.........................................   $ 184
                                                               =====

OPERATING LEASES

    The Company leases various equipment and two facilities in Palo Alto, California. The two facility leases originally expired in December 31, 1999, but were extended for an additional six months to June 30, 2000. Under the terms of one of the facility leases, the Company is responsible for common area maintenance. Total rent expense under all leases was $204, $221 and $397 for the years ended December 31, 1997, 1998 and 1999, respectively.

                           CIPHERGEN BIOSYSTEMS, INC.

6. COMMITMENTS (CONTINUED)
    As of December 31, 1999, future minimum lease payments under the operating leases were as follows (in thousands):

2000........................................................    $238
2001........................................................       6
2002 and thereafter.........................................       6
                                                                ----
Total minimum lease payments................................    $250
                                                                ====

7. STOCKHOLDERS' EQUITY (DEFICIT)

CONVERTIBLE PREFERRED STOCK

    In February 1995, the Company entered into a joint development agreement that provides for the issuance of a total of 2,207,239 shares of Series B preferred stock. Under this agreement, 1,107,239 shares of Series B preferred stock at $1.00 per share were issued upon the closing of the Company's Series B financing in March 1995, 275,000 shares were issued in October 1996 upon the achievement of the first milestone, and 275,000 shares were issued in September 1997 upon the achievement of the second milestone. The remaining 550,000 shares will be issued upon the achievement of additional milestones.

    In 1998, the Board of Directors approved two amendments to the Company's Articles of Incorporation designating 30,000,000 shares as preferred stock. At December 31, 1999, the amounts, terms and liquidation values of Series A, Series B, Series C and Series D convertible preferred stock were as follows:

                                              SHARES         COMMON
                                              ISSUED         STOCK
                                 SHARES         AND       RESERVED FOR   LIQUIDATION
SERIES                         AUTHORIZED   OUTSTANDING    CONVERSION       VALUE
------                         ----------   -----------   ------------   -----------
A............................   3,054,400    3,054,400      3,054,400    $ 1,527,200
B............................   8,500,000    6,402,457      6,402,457      6,402,457
C............................   3,334,000    2,929,719      2,929,719      4,394,579
D............................  10,000,000    6,754,713      6,754,713     13,509,426
Undesignated.................   5,111,600           --             --             --
                               ----------   ----------     ----------    -----------
                               30,000,000   19,141,289     19,141,289    $25,833,662
                               ==========   ==========     ==========    ===========

    The rights, preferences and privileges of Series A, Series B, Series C and Series D preferred stock are as follows:

VOTING RIGHTS

    Holders of Series A, Series B, Series C and Series D preferred stock are entitled to one vote for each share of common stock into which such shares can be converted. The holders of the outstanding shares of Series A and Series B preferred stock, voting as separate classes, are each entitled to elect two members to the Company's Board of Directors and the holders of the outstanding shares of Series D preferred stock, voting as a separate class, are entitled to elect one member to the Company's

                           CIPHERGEN BIOSYSTEMS, INC.

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Board of Directors. Any remaining board members will be elected by the holders of common stock and the holders of preferred stock voting together as a single class.

DIVIDENDS

    The holders of Series A, Series B, Series C and Series D preferred stock are entitled to noncumulative dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company, in the amount of $0.04, $0.08, $0.12 and $0.16 per share per annum, respectively, as declared by the Board of Directors. No dividends had been declared as of December 31, 1999.

CONVERSION RIGHTS

    Shares of Series A, Series B, Series C and Series D preferred stock are convertible into common shares at the option of the holder or automatically upon a public offering of at least $10,000,000 of common stock at an offering price of at least $3.00 per share or upon the written consent of the holders of more than 50% of the then outstanding shares of Series A, Series B, Series C or Series D preferred stock voting as separate classes. The conversion rate is one share of common stock for one share of preferred stock (subject to certain adjustments).

LIQUIDATION

    In the event of liquidation or sale of the Company, Series A, Series B, Series C and Series D preferred stock have preference over common stock in the amount of $0.50, $1.00, $1.50 and $2.00, respectively, in addition to any declared and unpaid dividends. The remaining assets of the Company shall be distributed on a pro rata basis to the holders of Series A, Series B, Series C and Series D preferred stock and common stock until holders of Series A, Series B, Series C and Series D preferred stock have received an amount equal to $1.00, $2.00, $3.00 and $4.00 per share outstanding, respectively, including the preferences disclosed above, at which time the remaining assets shall be distributed on a pro rata basis to holders of common stock.

8. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    The Company has reserved 5,825,000 shares of common stock for sale to employees, directors and consultants under its 1993 Stock Option Plan (the "Plan"). Under the Plan, options may be granted at prices not lower than 85% and 100% of the fair market value of the common stock for nonstatutory and statutory stock options, respectively. Options are exercisable when granted and such shares are subject to repurchase upon termination of employment. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, a total of 1,038,417 shares of common stock were subject to repurchase by the Company at a weighted average price of $0.28 per share. Unexercised options generally expire ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's common stock).

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    Activity under the Plan was as follows:

                                                             OPTIONS OUTSTANDING            WEIGHTED
                                          SHARES     ------------------------------------   AVERAGE
                                        AVAILABLE    NUMBER OF     PRICE PER    AGGREGATE   EXERCISE
                                        FOR GRANT      SHARES        SHARE        PRICE      PRICE
                                        ----------   ----------   -----------   ---------   --------
Balances, December 31, 1996...........     879,734      492,500   $0.05-$0.10   $  41,250    $0.08

  Shares reserved for the Plan........   2,050,000
  Options granted.....................  (1,974,388)   1,974,388     0.10-0.15     291,483     0.15
  Options canceled....................     152,582     (152,582)    0.05-0.10     (12,087)    0.08
  Options exercised...................          --     (137,751)    0.05-0.15     (11,546)    0.08
                                        ----------   ----------   -----------   ---------    -----
Balances, December 31, 1997...........   1,107,928    2,176,555     0.05-0.15     309,100     0.14

  Shares reserved for the Plan........     425,000           --
  Options granted.....................  (1,238,500)   1,238,500     0.15-0.50     382,000     0.31
  Options canceled....................      96,726      (96,726)    0.15-0.50     (31,875)    0.33
  Options exercised...................          --   (2,297,379)    0.15-0.50    (386,295)    0.17
                                        ----------   ----------   -----------   ---------    -----
Balances, December 31, 1998...........     391,154    1,020,950     0.05-0.50     272,930     0.27

  Shares reserved for the Plan........   1,200,000
  Options granted.....................  (1,173,500)   1,173,500          0.50     586,750     0.50
  Options canceled....................     936,352     (102,185)    0.10-0.50     (30,225)    0.30
  Options exercised...................          --     (786,715)    0.10-0.50    (366,155)    0.47
                                        ----------   ----------   -----------   ---------    -----
Balances, December 31, 1999...........   1,354,006    1,305,550   $0.05-$0.50   $ 463,300    $0.35
                                        ==========   ==========   ===========   =========    =====

    The options outstanding and currently exercisable by exercise price at December 31, 1999 were as follows:

                                                OPTIONS OUTSTANDING AND EXERCISABLE
                                               -------------------------------------
                                                              WEIGHTED
                                                               AVERAGE     WEIGHTED
                                                              REMAINING     AVERAGE
                                                 NUMBER      CONTRACTUAL   EXERCISE
EXERCISE PRICE                                 OUTSTANDING      LIFE         PRICE
--------------                                 -----------   -----------   ---------
$0.05........................................      40,000     4.2 years      $0.05
$0.10........................................     153,500     6.5 years      $0.10
$0.15........................................     314,500     7.5 years      $0.15
$0.50........................................     797,550     9.1 years      $0.50
                                                ---------
                                                1,305,550                    $0.35
                                                =========

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)

FAIR VALUE DISCLOSURES

    The Company applies the measurement principles of APB 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss per share would have been decreased to the pro forma amounts indicated below:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Net loss:
  As reported.....................................  $(6,809)   $(8,310)   $(7,681)
                                                    =======    =======    =======
  Pro forma.......................................  $(7,021)   $(8,514)   $(8,116)
                                                    =======    =======    =======

Basic and diluted net loss per share:
  As reported.....................................  $ (1.01)   $ (0.72)   $ (0.52)
                                                    =======    =======    =======
  Pro forma.......................................  $ (1.04)   $ (0.74)   $ (0.55)
                                                    =======    =======    =======

    The value of each option grant is estimated on the date of grant using the minimum value method with the following weighted assumptions:

                                                        YEARS ENDED DECEMBER 31,
                                                  ------------------------------------
                                                    1997          1998          1999
                                                  --------      --------      --------
Risk-free interest rate.........................      6.2%          5.4%          5.6%
Expected average life...........................  5 years       5 years       5 years
Expected dividends..............................       --            --            --

    The expected average life is based on the assumption that stock options on average are exercised 5 years after they are granted. The risk-free interest rate was calculated in accordance with the grant date and expected average life. The weighted-average fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.03, $0.07 and $0.11 per share, respectively.

DEFERRED STOCK-BASED COMPENSATION

    During the period from April 1997 through December 31, 1999, the Company recorded $6.0 million of deferred stock compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. The Company will record an additional
$8.9 million of deferred stock compensation related to 1,927,500 options granted to employees through March 6, 2000. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of five years; weighted average risk-free rate between 5.4% and 6.2%; expected dividend yield of zero percent; volatility of 50% and deemed values of common stock between $0.30 and $5.53 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally five years. The Company recognized stock compensation expense of $0.1 million, $0.9 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The allocation of stock-based compensation expense by functional area would be as follows (in thousands):

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1997       1998       1999
                                                         --------   --------   --------
Cost of revenue........................................    $  1       $  2      $   39
Research and development...............................      44        167         206
Sales and marketing....................................       5         33         476
General and administrative.............................      69        678         623
                                                           ----       ----      ------
    Total stock-based compensation.....................    $119       $880      $1,344
                                                           ====       ====      ======

WARRANTS

    In 1995, the Company issued warrants with lives ranging from three to five years to four shareholders and eight-year warrants to an equipment financing company to purchase an aggregate 80,668 and 88,000 shares of Series B preferred stock, respectively, for $1.00 per share, the fair market value at the dates of grant. Of the 80,668 warrants, 25,000 expired in 1998 and the remaining 55,668 were exercised in 1999. During 1996, the Company issued five-year warrants to two shareholders to purchase an aggregate of 225,000 shares of Series B preferred stock for $1.00 per share, the fair market value at the date of grant. The value of the warrants using the Black-Scholes valuation model was not material.

    In 1997, the Company issued warrants to purchase an aggregate of 20,000 shares of Series C preferred stock for $1.50 per share, the fair market value at the date of grant to an equipment lender. The warrants expire in September 2007. Also in 1997, the Company issued warrants to an equipment lender to purchase an aggregate 38,400 shares of Series C preferred shares for $1.25 per share. These warrants were exercised in March 2000. The Company also issued warrants to an accounts receivable lender to purchase an aggregate 25,000 shares of Series C preferred shares for $1.50 per share. The warrants expire in November 2004. The value of the warrants using the Black-Scholes valuation model was not material.

    In 1998, the Company issued warrants to purchase an aggregate of 955 shares of Series D preferred stock for $2.00 per share, the fair market value at the date of grant to an equipment lender. The warrants expire in August 2008. Also in 1998, the Company issued five-year warrants in conjunction with the issuance of Series D preferred stock bridge loans, to purchase an aggregate 165,000 shares of Series D preferred stock for $2.00 per share. The loans were converted to Series D in 1998 and their note discount was taken to interest expense. At December 31, 1999, 562,355 warrants were outstanding to purchase 313,000, 83,400 and 165,955 shares of Series B, Series C and Series D preferred stock, respectively. The warrants issued had a fair value of approximately $1.14 per warrant at the time of issuance, based on a calculation using the Black-Scholes valuation model. The fair value of these warrants is reflected as a discount on the debt and accreted as interest expense to be amortized over the life of the debt.

                           CIPHERGEN BIOSYSTEMS, INC.

9. INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $21,053,000 and $10,859,000, respectively, available to offset future taxable income. The operating loss carryforwards and credits expire between 2002 and 2019, if not utilized. For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and state tax law.

    Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1999 were as follows (in thousands):

                                                              1998       1999
                                                            --------   --------
Deferred tax assets and liabilities:
  Net operating loss carryforwards........................  $ 5,622    $ 7,579
  Research and development credits........................      624        935
  Depreciation and amortization...........................      293        375
  Other...................................................      162        417
                                                            -------    -------
    Total deferred tax assets.............................    6,701      9,306

Less: Valuation allowance.................................   (6,701)    (9,306)
                                                            -------    -------
Net deferred tax asset....................................  $    --    $    --
                                                            =======    =======

    Based on the evidence currently available, the Company has established a full valuation allowance because at this time it appears more likely than not that no benefit will be realized for its deferred tax assets.

10. EMPLOYEE BENEFIT PLAN

    The Company maintains the Ciphergen Biosystems, Inc. 401(k) Savings Plan for its U.S. employees. This Plan allows eligible employees to defer up to 20%, subject to the Internal Revenue Service annual contribution limit, of their pretax compensation in certain investments at the discretion of the employee. Under the Plan, the Company is not required to make Plan contributions. The Company had not made any contributions to the Plan as of December 31, 1999.

11. ACQUISITIONS

    On April 7, 1997, the Company acquired all the outstanding stock of IllumeSys Pacific, Inc. ("IllumeSys") and 5% of Ciphergen Technologies, Inc. ("CTI"). The total purchase price was approximately $737,000 which consisted of 4,915,738 shares of the Company's common stock. The acquisition was accounted for under the purchase accounting method.

                           CIPHERGEN BIOSYSTEMS, INC.

11. ACQUISITIONS (CONTINUED)
    The purchase price allocation was based on the estimated fair value of IllumeSys' tangible assets less liabilities at April 7, 1997. The allocation follows (in thousands):

Property and equipment......................................  $ 118
Total liabilities...........................................   (349)
In-process technology.......................................    968
                                                              -----
                                                              $ 737
                                                              =====

    At the time of acquisition, technological feasibility of the in-process technology had not been established and had no alternative future use. Accordingly, the entire $968,000 was charged to operations.

    Under an employment agreement signed as part of the acquisition, the Company had a contingent obligation to issue an additional 4,915,738 shares of common stock to the owners of IllumeSys contingent upon the continued service of a certain key employee. As of December 31, 1997, 1,092,386 shares had been issued and $164,000 had been recorded as research and development expense. The remainder of that contingent obligation was then accelerated and $1.7 million was charged to research and development expense in July 1998.

    On July 28, 1998, the Company acquired the remaining 95% of the outstanding stock of CTI. The total purchase price was $537,500 which consisted of 1,075,000 shares of the Company's common stock. The acquisition was accounted for under the purchase accounting method. The purchase was allocated to in-process technology based on the fair value of the Company's common stock given in consideration. At the time of the acquisition, the technological feasibility of the in-process technology had not been established and therefore had no alternative future use. Accordingly, the entire $537,500 was charged to operations.

12. RELATED PARTIES

    At December 31, 1999, the Company had two notes receivable totaling $230,000 from an officer, with an imputed interest rate of 6.0%. The notes are repayable on or before December 30, 2003. Additionally, the Company has various notes receivable from stockholders in the aggregate amount of approximately $488,000 related to the early exercise of stock options. These notes have five year terms, bear interest between 5.59% and 6.85% and are collateralized by the underlying stock and other personal assets. All notes receivable related to the early exercise of options become due immediately upon termination of employment.

    During the years ended December 31, 1998 and 1999, the Company recorded revenue in the amount of $625,000 and $881,000, respectively, on sales to related parties. These sales were transactions related to the sale of equipment to companies who held minority investments in the Company. Additionally, the Company recorded $31,000 of other income for services performed under the Ciphergen Biosystems, K.K. distribution and marketing agreement.

13. SEGMENT INFORMATION

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" effective December 31, 1998. SFAS 131 establishes standards for disclosure about

                           CIPHERGEN BIOSYSTEMS, INC.

13. SEGMENT INFORMATION (CONTINUED)
operating segments and related disclosures about products and services, geographic areas and major customers. Comparative information has been provided for prior years. The Company operates in one business segment. The Company sells its products and systems directly to customers in the United States and Europe, and through a distributor in Asia.

    Revenue for geographic regions reported below are based upon the customers' locations. Long-lived assets, predominately property and equipment, are reported based on the location of the assets. Following is a summary of the geographic information related to revenues, long-lived assets and information related to significant customers for the years ended December 31, 1997, 1998 and 1999:

                                                                1997       1998       1999
                                                              --------   --------   --------
REVENUE
North America...............................................   $1,163     $1,926     $3,142
Europe......................................................      120        643      1,320
Asia........................................................       --        364        548
                                                               ------     ------     ------
  TOTAL.....................................................   $1,283     $2,933     $5,010
                                                               ======     ======     ======

                                                                1997       1998       1999
                                                              --------   --------   --------
LONG-LIVED ASSETS
North America...............................................   $  914     $  789     $  777
Europe......................................................       --          2         90
                                                               ------     ------     ------
  TOTAL.....................................................   $  914     $  791     $  867
                                                               ======     ======     ======

                                                                1997       1998       1999
                                                              --------   --------   --------
SIGNIFICANT CUSTOMERS
REVENUE
Ciphergen Biosystems, K.K. and Predecessor..................       --        12%        11%
                                                               ======     ======     ======

    ACCOUNTS RECEIVABLE
    As of December 31, 1998 and 1999, six and seven customers accounted for 97% and 94% of accounts receivable, respectively.

    The Company does not segregate information related to operating income generated by its export sales.

14. SUBSEQUENT EVENTS (UNAUDITED)

FACILITIES LEASE

    In February 2000, the Company signed an eight year lease for a new facility. The lease expires in March 2008 and future rental commitments totaled $8,271,000 on the date the lease was signed.

                           CIPHERGEN BIOSYSTEMS, INC.

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
DANISH SUBSIDIARY

    In February 2000, the Company established a new subsidiary in Denmark, Ciphergen Biosystems A/S. The subsidiary will carry out both research and sales and marketing activities.

SERIES E CONVERTIBLE PREFERRED STOCK

    In March 2000, the Company issued 10,390,862 shares of Series E preferred stock ("Series E") at $2.75 per share resulting in gross proceeds of $28.6 million. The difference between the conversion price and the deemed value per share of the common stock on the transaction date will result in a beneficial conversion feature and will be reflected of a preferred stock dividend in the March 31, 2000 interim financial statements. Each share of Series E has voting rights equal to the number of shares of common stock into which such share is convertible. Holders of Series E are entitled to receive annual dividends of $0.22 per share, when and if declared by the Board of Directors, on a PARI PASSU basis with the holders of Series A, Series B, Series C and Series D preferred stock, and prior to the common stock. The
Series E preferred stock is convertible at any time into common stock at a one-for-one exchange ratio. Such conversion is automatic upon the effective date of an initial public offering of at least $10.0 million provided the public offering price is at least $5.50 per share. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series E are entitled to receive an amount equal to $2.75 per share, plus any declared but unpaid dividends.

    In March 2000, the Board of Directors authorized the Company to reincorporate in Delaware.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         SHARES

                               [CIPHGERGEN LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                    SG COWEN
                                  ING BARINGS
                            WARBURG DILLON READ LLC

                                            , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
Registration fee............................................     $   22,770
NASD filing fee.............................................          9,125
Nasdaq National Market listing fee..........................         95,000
Blue sky qualification fees and expenses....................         10,000
Printing and engraving expenses.............................        300,000
Legal fees and expenses.....................................        500,000
Accounting fees and expenses................................        300,000
Transfer agent and registrar fees...........................         25,000
Miscellaneous expenses......................................     $  138,105
                                                                 ----------
    Total...................................................     $1,400,000
                                                                 ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees that would require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

    These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

    The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Except as otherwise noted, we have issued and sold the following securities within the last three years and through March 15, 2000:

    On April 7, 1997 and March 3, 1998, we sold an aggregate of 2,929,719 shares of our Series C preferred stock at a price of $1.50 per share to eight investors and their affiliates.

    On July 28, 1998, September 30, 1998, and January 2, 1999, we sold an aggregate of 6,754,713 shares of our Series D Preferred Stock at a price of $2.00 per share to 20 investors and their affiliates.

    On March 3, 2000 and March 3 and 8, 2000, we sold an aggregate of 10,390,862 shares of our Series E preferred stock at a price of $2.75 per share to 43 investors and their affiliates.

    We issued 54,400 shares of our Series A preferred stock in 1998, at an exercise price per share of $0.50, pursuant to the exercise of warrants issued in connection with our original issuance of our Series A preferred stock.

    We issued 280,669 shares of our Series B preferred stock in 1999 and 2000, at an exercise price per share of $1.00, pursuant to the exercise of warrants issued in connection with our original issuance of our Series B preferred stock.

    We issued 38,400 shares of our Series C preferred stock in 2000, at an exercise price per share of $1.50, pursuant to the exercise of warrants issued in connection with an equipment loan from William R. Green.

    We issued 165,000 shares of our Series D preferred stock in 2000 at an exercise price per share of $2.00 pursuant to the exercise of warrants issued in connection with original issuance of our Series D preferred stock.

    On March 17, 2000, we issued 146,635 shares of our Series E preferred stock at an exercise price per share of $2.75 to SG Cowen Securities Corporation, pursuant to the exercise of warrants issued in connection with original issuance of our Series E preferred stock.

    Since our inception, we have granted options to purchase 7,620,388 shares of our common stock to employees, directors and consultants under our 1993 Stock Option Plan at exercise prices ranging from $0.01 to $1.50 per share. Of the 7,620,388 options granted; 2,571,136 remain outstanding, 3,690,741 shares of common stock have been purchased pursuant to exercises of stock options and options to acquire 1,358,511 shares have been cancelled and became available for grant under our 1993 Stock Option Plan.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients either received adequate information about us or had access, through their employment or other relationships with us, to adequate information about us.

    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement

        3.1             Form of Amended and Restated Articles of Incorporation of
                          Registrant prior to completion of this offering

        3.2*            Form of Certificate of Incorporation of Registrant to be
                          effective upon completion of this offering

        3.3             Amended and Restated Bylaws of Registrant prior to
                          completion of this offering

        3.4*            Amended and Restated Bylaws of Registrant to be effective
                          upon completion of this offering

        4.1*            Form of Registrant's Common Stock Certificate

        5.1*            Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding legality of the securities being issued

       10.1             Form of Preferred Stock Purchase Agreement

       10.2             Fourth Amended and Restated Investors Rights Agreement dated
                          March 3, 2000

       10.3             1993 Stock Option Plan

       10.4*            Form of Stock Option Agreement

       10.5*            2000 Stock Plan and related form of Stock Option Agreement

       10.6*            Employee Stock Purchase Plan

       10.7*            401(k) Plan

       10.8             Form of Warrant

       10.9*            Form of Proprietary Information Agreement between the
                          Registrant and certain of its employees

       10.10*           Lease Agreement dated March 20, 1996, between Nearon
                          Enterprises LLC and Registrant and amendment thereto

       10.22*           Employment Letter Agreement between the Registrant and
                          James H. Stanford, dated as of August 25, 1997

       10.23*           MAS License Agreement with IllumeSys Pacific, Inc.

       10.24*           MAS License agreement with Ciphergen Technologies, Inc.
                          (formerly ISP Acquisition Corporation)

       10.25            Joint Venture Agreement between Registrant and Sumitomo
                          Corporation

       10.26            Distribution and Marketing Agreement between Registrant and
                          Ciphergen Biosystems K.K.

       10.27            Joint Development Agreement between Registrant and Stanford
                          Research Systems, dated as of February 2, 1995

       11.1*            Statement of computation of earnings per share

       21.1*            Subsidiaries of Registrant

       23.1*            Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

       23.2             Consent of PricewaterhouseCoopers LLP, Independent
                          Accountants

       24.1             Power of Attorney (see signature page)

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
       27.1             Financial Data Schedule

------------------------

*   to be filed by amendment

    (b) FINANCIAL STATEMENT SCHEDULES.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on the 20th day of March 2000.

                                                       CIPHERGEN BIOSYSTEMS, INC.

                                                       By:             /s/ WILLIAM E. RICH
                                                            -----------------------------------------
                                                                         William E. Rich
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Rich and James H. Stanford, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
             /s/ WILLIAM E. RICH               President and Chief Executive
    ------------------------------------         Officer, and Director               March 20, 2000
               William E. Rich                   (PRINCIPAL EXECUTIVE OFFICER)

            /s/ JAMES H. STANFORD              Vice President and Chief Financial
    ------------------------------------         Officer                             March 20, 2000
              James H. Stanford                  (PRINCIPAL FINANCIAL OFFICER)

            /s/ DANIEL M. CASERZA
    ------------------------------------       Corporate Controller                  March 20, 2000
              Daniel M. Caserza                  (PRINCIPAL ACCOUNTING OFFICER)

              /s/ JOHN A. YOUNG
    ------------------------------------                    Director                 March 20, 2000
                John A. Young

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
          /s/ MICHAEL J. CALLAGHAN
    ------------------------------------                    Director                 March 20, 2000
            Michael J. Callaghan

            /s/ BARBARA J. DALTON
    ------------------------------------                    Director                 March 20, 2000
              Barbara J. Dalton

          /s/ JEAN-FRANCOIS FORMELA
    ------------------------------------                    Director                 March 20, 2000
            Jean-Francois Formela

            /s/ WILLIAM R. GREEN
    ------------------------------------                    Director                 March 20, 2000
              William R. Green

            /s/ JAMES L. RATHMANN
    ------------------------------------                    Director                 March 20, 2000
              James L. Rathmann

              /s/ DANIEL VAPNEK
    ------------------------------------                    Director                 March 20, 2000
                Daniel Vapnek

                               INDEX TO EXHIBITS

      EXHIBITS
---------------------
         1.1*           Form of Underwriting Agreement

         3.1            Form of Amended and Restated Articles of Incorporation of
                          Registrant prior to completion of this offering

         3.2*           Form of Certificate of Incorporation of Registrant to be
                          effective upon completion of this offering

         3.3            Amended and Restated Bylaws of Registrant prior to
                          completion of this offering

         3.4*           Amended and Restated Bylaws of Registrant to be effective
                          upon completion of this offering

         4.1*           Form of Registrant's Common Stock Certificate

         5.1*           Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding legality of the securities being issued

        10.1            Form of Preferred Stock Purchase Agreement

        10.2            Fourth Amended and Restated Investors Rights Agreement dated
                          March 3, 2000

        10.3            1993 Stock Option Plan

        10.4*           Form of Stock Option Agreement

        10.5*           2000 Stock Plan and related form of Stock Option Agreement

        10.6*           Employee Stock Purchase Plan

        10.7*           401(k) Plan

        10.8            Form of Warrant

        10.9*           Form of Proprietary Information Agreement between the
                          Registrant and certain of its employees

        10.10*          Lease Agreement dated March 20, 1996, between Nearon
                          Enterprises LLC and Registrant and amendment thereto

        10.22*          Employment Letter Agreement between the Registrant and
                          James H. Stanford, dated as of August 25, 1997

        10.23*          MAS License Agreement with IllumeSys Pacific, Inc.

        10.24*          MAS License agreement with Ciphergen Technologies, Inc.
                          (formerly ISP Acquisition Corporation)

        10.25           Joint Venture Agreement between Registrant and Sumitomo
                          Corporation

        10.26           Distribution and Marketing Agreement between Registrant and
                          Ciphergen Biosystems K.K.

        10.27           Joint Development Agreement between Registrant and Stanford
                          Research Systems, dated as of February 2, 1995

        11.1*           Statement of computation of earnings per share

        21.1*           Subsidiaries of Registrant

        23.1*           Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

        23.2            Consent of PricewaterhouseCoopers LLP, Independent
                          Accountants

        24.1            Power of Attorney (see signature page)

        27.1            Financial Data Schedule

------------------------

*   to be filed by amendment